UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

CARDINAL HEALTH, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Notice of Annual Meeting of Shareholders To Be Held November 8, 2017

Date and time:	Wednesday, November 8, 2017, at 8:00 a.m., local time
Location:	Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017
Purpose:	(1)	To elect the 11 director nominees named in the proxy statement;
	(2)	To ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending June 30, 2018;
	(3)	To approve, on a non-binding advisory basis, the compensation of our named executive officers;
	(4)	To vote, on a non-binding advisory basis, on the frequency of future advisory votes to approve executive compensation;
	(5)	To vote on two shareholder proposals described in the accompanying proxy statement, if properly presented at the meeting; and
	(6)	To transact such other business as may properly come before the meeting or any adjournment or postponement.
Who may vote:	Shareholders of record at the close of business on September 11, 2017 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement.
By Order of the Board of Directors.

September 21, 2017
JESSICA L. MAYER
Executive Vice President, Deputy General Counsel and Corporate Secretary
Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on November 8, 2017:
This Notice of Annual Meeting of Shareholders, the accompanying proxy statement and our 2017 Annual Report to Shareholders all are available at www.edocumentview.com/cah.

Proxy Summary
This summary highlights information contained elsewhere in our proxy statement. This summary does not contain all of the information that you should consider, and you should carefully read the entire proxy statement and our 2017 Annual Report to Shareholders before voting.
Fiscal 2017 Performance

In fiscal 2017, we took important actions to strengthen our market position, increase our scale, add new, long-term drivers of growth and improve the overall balance of our integrated portfolio.

•
In July 2017, we acquired the Patient Care, Deep Vein Thrombosis and Nutritional Insufficiency businesses (the "Patient Recovery Business") from Medtronic plc for $6.1 billion. These well-established, industry-leading product lines are complementary to our medical product business, fit naturally into our customer offering and expand our global reach. The new portfolio will help us further expand our scope in the operating room, in long-term care facilities and in home healthcare, reaching customers across the entire continuum of care.

•
In our Pharmaceutical segment, our Specialty Solutions business had outstanding growth, expanding its therapeutic reach and growing its hospital and physician customer base, and we saw excellent performance from our Red Oak Sourcing generic sourcing venture with CVS Health Corporation.

•
In our Medical segment, our medical products distribution business had its strongest growth in recent years, and we continued to expand our Cardinal Health branded product portfolio with nearly 12,000 product SKUs in 850 categories, more than double from five years ago. We also saw excellent growth from our naviHealth business.

On the financial side:

•	Revenue increased 7% to a record $130.0 billion.

•	GAAP diluted earnings per share ("EPS") decreased 7% to $4.03, while non-GAAP diluted EPS* increased 3% to $5.40, reflecting a challenging generic pharmaceutical pricing environment.

•	Our Pharmaceutical segment grew revenue 7%, while segment profit decreased 12% largely driven by the generic pharmaceutical pricing environment, partially offset by the benefits from Red Oak Sourcing.

•	Our Medical segment grew revenue 9% and segment profit 25%, with profit growth being driven by contributions from the naviHealth business, Cardinal Health branded products and distribution services.

•	We returned $1.2 billion to shareholders, including $1.80 per share in dividends and $600 million in share repurchases.
CEO Compensation Decisions

Our Chairman and Chief Executive Officer, Mr. Barrett, declined to be considered for an annual incentive payout due to our performance. While we achieved 89% of the adjusted non-GAAP operating earnings goal under our annual incentive plan, we did not meet the threshold for a payout, largely as a result of the challenging generic pharmaceutical pricing environment. Mr. Barrett's cash compensation (salary plus annual incentive payout) was down 64% compared to the prior fiscal year.
___________

*
We provide the reasons we use non-GAAP financial measures and the reconciliations to their most directly comparable U.S. Generally Accepted Accounting Principles ("GAAP") financial measures on pages 18 through 20 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 (the "Fiscal 2017 Form 10-K").

Cardinal Health | 2017 Proxy Statement	i

Proxy Summary

# GOVERNANCE HIGHLIGHTS

| | | | |
|---|---|---|---|
| 10 of our 11 directors are independent | Significant Board engagement on long-term growth through strategy and capital deployment | Strong Board oversight of risks, financial reporting, compliance programs and compensation practices | Board composition aligned to strategy, including majority of directors with significant healthcare experience |
| Long-standing, proactive shareholder engagement program | Board focus on talent development and management succession planning | Annual Board and individual director evaluations through interviews with outside facilitator | Regular executive sessions of independent directors |

| | | |
|---|---|---|
| Annual election of directors and majority voting | Gender and ethnic diversity represented in 45% of our directors | Ongoing Board refreshment; balanced tenure with eight new directors since 2009 |

ii	Cardinal Health | 2017 Proxy Statement

Proxy Summary

## Nominees for Director

| Name | Age | Director Since | Occupation | Independent | Committee Memberships: Audit | Committee Memberships: Human Resources and Compensation | Committee Memberships: Nominating and Governance |
|---|---|---|---|---|---|---|---|
| **David J. Anderson** | 68 | 2014 | Retired SVP and Chief Financial Officer, Honeywell International; Former EVP and Chief Financial Officer, Alexion Pharmaceuticals | ✓ | ✓ | | |
| **Colleen F. Arnold** | 60 | 2007 | Retired SVP, Sales and Distribution, IBM | ✓ | | | ✓ |
| **George S. Barrett** | 62 | 2009 | Chairman and CEO, Cardinal Health | | | | |
| **Carrie S. Cox** | 60 | 2009 | Chairman and CEO, Humacyte, Inc. and former EVP and President, Global Pharmaceuticals, Schering-Plough | ✓ | | ✓ | |
| **Calvin Darden** | 67 | 2005 | Retired SVP of U.S. Operations, UPS | ✓ | | ✓ | |
| **Bruce L. Downey** | 69 | 2009 | Partner, NewSpring Health Capital II, L.P. and retired Chairman and CEO, Barr Pharmaceuticals | ✓ | ✓ | | |
| **Patricia A. Hemingway Hall** | 64 | 2013 | Retired President and CEO, Health Care Service Corporation | ✓ | ✓ | | ✓ |
| **Clayton M. Jones** | 68 | 2012 | Retired Chairman, President and CEO, Rockwell Collins | ✓ | Chair | | |
| **Gregory B. Kenny** | 64 | 2007 | Retired President and CEO, General Cable | Independent Lead Director | | | Chair |
| **Nancy Killefer** | 63 | 2015 | Retired Senior Partner, Public Sector Practice, McKinsey | ✓ | | ✓ | |
| **David P. King** | 61 | 2011 | Chairman, President and CEO, Laboratory Corporation of America Holdings | ✓ | | Chair | |

Additional Information About Our Board of Directors

# Director Qualifications, Experience and Backgrounds

11
Healthcare
7
Operations
10
Financial Expertise
8
International
9
Technology
5
Regulatory/Public Policy
8

# Years of Service on Board of Directors

9-12 years (3)
0-4 years (3)
Average Board Tenure is 7 Years
5-8 years (5)

Cardinal Health | 2017 Proxy Statement	iii

Page
GENERAL INFORMATION	1
PROPOSAL 1—ELECTION OF DIRECTORS	3
CORPORATE GOVERNANCE	10
PROPOSAL 2—RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR	17
AUDIT COMMITTEE REPORT AND AUDIT MATTERS	17
PROPOSAL 3—ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	19
PROPOSAL 4—ADVISORY VOTE ON FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION	19
SHARE OWNERSHIP INFORMATION	20
COMPENSATION DISCUSSION AND ANALYSIS	22
EXECUTIVE COMPENSATION	29
DIRECTOR COMPENSATION	42
PROPOSAL 5—SHAREHOLDER PROPOSAL TO URGE THE BOARD OF DIRECTORS TO ADOPT A POLICY THAT THE CHAIRMAN OF THE BOARD BE AN INDEPENDENT DIRECTOR	44
PROPOSAL 6—SHAREHOLDER PROPOSAL TO REQUEST THAT THE BOARD OF DIRECTORS ADOPT A BYLAW PROVISION RESTRICTING MANAGEMENT'S ACCESS TO VOTE TALLIES PRIOR TO THE ANNUAL MEETING WITH RESPECT TO CERTAIN EXECUTIVE PAY MATTERS	46
OTHER MATTERS	47

iv	Cardinal Health | 2017 Proxy Statement

2017 Proxy Statement
General Information
These proxy materials are being furnished to solicit proxies on behalf of the Board of Directors of Cardinal Health, Inc. for use at our Annual Meeting of Shareholders to be held on Wednesday, November 8, 2017, and at any adjournment or postponement (the “Annual Meeting”). The Annual Meeting will take place at our principal executive office located at 7000 Cardinal Place, Dublin, Ohio 43017, at 8:00 a.m., local time.
These proxy materials include our Notice of Annual Meeting and Proxy Statement and our 2017 Annual Report to Shareholders, which includes our Fiscal 2017 Form 10-K. In addition, these proxy materials may include a proxy card for the Annual Meeting. These proxy materials are first being sent or made available to our shareholders commencing on September 21, 2017.
References to our fiscal years in this proxy statement mean the fiscal year ended or ending on June 30 of such year. For example, “fiscal 2017” refers to the fiscal year ended June 30, 2017.
Notice of Internet Availability of Proxy Materials
As permitted by the Securities and Exchange Commission ("SEC"), we are providing proxy materials to some of our shareholders via the Internet. Commencing on September 21, 2017, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) explaining how to access our proxy materials online. If you received the Notice, you will not receive a printed copy of our proxy materials by mail unless you request one by following the directions included on the Notice.
Record Date
We have fixed the close of business on September 11, 2017 as the record date for determining our shareholders entitled to notice of and to vote at the Annual Meeting. On that date, we had 315,215,877 common shares outstanding. Shareholders as of the record date will have one vote per share for the election of each director nominee and on each other voting matter.
Quorum
We will have a quorum to conduct business at the Annual Meeting if the holders of a majority of our common shares are present, either in person or by proxy.

Board Recommendation
The Board recommends that you vote FOR the election of the 11 director nominees, FOR Proposals 2 and 3, ONE YEAR for Proposal 4, and AGAINST Proposals 5 and 6.
How to Vote
Shareholders of record. If you are a “shareholder of record” (meaning your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A.), you may vote either in person at the Annual Meeting or by proxy. If you decide to vote by proxy, you may do so in any one of the following three ways:

•
By telephone.  You may vote your shares 24 hours a day by calling the toll free number 1-800-652-VOTE (8683) within the United States, U.S. territories or Canada, and following instructions provided by the recorded message. You will need to enter identifying information that appears on your proxy card or the Notice. The telephone voting system allows you to confirm that your votes were properly recorded.

•
By Internet.  You may vote your shares 24 hours a day by logging on to a secure website, www.envisionreports.com/CAH, and following the instructions provided. You will need to enter identifying information that appears on your proxy card or the Notice. As with the telephone voting system, you will be able to confirm that your votes were properly recorded.

•	By mail. If you received a proxy card, you may mark, sign and date your proxy card and return it by mail in the enclosed postage-paid envelope.
Telephone and Internet voting is available through 2:00 a.m. Eastern time on Wednesday, November 8, 2017. If you vote by mail, your proxy card must be received before the Annual Meeting to assure that your vote is counted. We encourage you to vote promptly.
Beneficial owners. If, like most shareholders, you are a beneficial owner of shares held in “street name” (meaning a broker, trustee, bank or other nominee holds shares on your behalf), you may vote in person at the Annual Meeting only if you obtain a legal proxy from the nominee that holds your shares. Alternatively, you may

Cardinal Health | 2017 Proxy Statement	1

General Information

vote by completing, signing and returning the voting instruction form that the nominee provides to you or by following any telephone or Internet voting instructions described on the voting instruction form, the Notice or other materials that the nominee provides to you. We encourage you to vote promptly.
Changing or Revoking Your Proxy
Your attendance at the Annual Meeting will not automatically revoke your proxy. If you are a shareholder of record, you may change or revoke your proxy at any time before a vote is taken at the meeting by giving notice to us in writing or at the Annual Meeting, by executing and forwarding to us a later-dated proxy or by voting a later proxy over the telephone or the Internet. If you are a beneficial owner of shares, you should check with the broker, trustee, bank or other nominee that holds your shares to determine how to change or revoke your vote.
Shares Held Though Our Employee Plans
If you hold shares through our 401(k) Savings Plans or Deferred Compensation Plan ("DCP"), you will receive voting instructions from Computershare Trust Company, N.A. and can vote through one of the three methods described above under "How to Vote." Please note that employee plan shares have an earlier voting deadline of 2:00 a.m. Eastern time on Monday, November 6, 2017.
Broker Non-Votes
If you are a beneficial owner whose shares are held by a broker, as stated above you must instruct the broker how to vote your shares. If you do not provide voting instructions, your broker is not permitted to vote your shares on the election of directors, the advisory vote to approve the compensation of our named executive officers, the advisory vote on the frequency of future advisory votes to approve executive compensation or the shareholder proposals. The inability of the broker to vote your shares on these proposals results in a “broker non-vote.” In the absence of voting instructions, the broker can only register your shares as being present at the Annual Meeting for purposes of determining a quorum and may vote your shares on ratification of the appointment of our auditor.
Voting
You may either vote FOR, AGAINST or ABSTAIN on each of the proposals with the exception of Proposal 4 where you may vote for ONE YEAR, TWO YEARS, THREE YEARS or ABSTAIN. Votes will be tabulated by or under the direction of inspectors of election, who will certify the results following the Annual Meeting.
To elect directors under Proposal 1, our governing documents require that in an uncontested election, a director nominee be elected by a majority of votes cast. Abstentions and broker non-votes are not considered as votes cast and are not counted in determining the outcome of the voting results. If a director nominee is not re-elected by a majority of votes cast, that individual is required to tender a resignation for the Board’s consideration. See

“Resignation Policy for Incumbent Directors Not Receiving Majority Votes” on page 13. Proxies may not be voted for more than 11 director nominees, and shareholders may not cumulate their voting power.
Each of Proposals 2 through 6 requires approval by a majority of votes cast, with the exception of Proposal 4 which requires the majority of the votes cast for one of the options (i.e., one year, two years or three years). Abstentions and broker non-votes are not considered as votes cast and will not be counted in determining the outcome of the voting results.
How Shares Will Be Voted
The shares represented by all valid proxies received by telephone, by Internet or by mail will be voted in the manner specified. For shareholders of record who do not specify a choice for a proposal, proxies that are signed and returned will be voted FOR the election of all 11 director nominees, FOR the ratification of the appointment of Ernst & Young LLP as independent auditor, FOR approval of the compensation of our named executive officers, FOR conducting future advisory votes to approve executive compensation every ONE YEAR, and AGAINST the shareholder proposals. If any other matters properly come before the Annual Meeting, the individuals named in your proxy, or their substitutes, will determine how to vote on those matters in their discretion. The Board of Directors does not know of any other matters that will be presented for action at the Annual Meeting.
Attending the Annual Meeting
To attend the Annual Meeting, you must be a shareholder as of September 11, 2017, the record date, and have an admission ticket or satisfactory proof of share ownership and photo identification. If you are a shareholder of record, you must present an admission ticket (which is attached to your proxy card) or you must present the Notice of Internet Availability. If you are a beneficial owner, in order to be admitted to the meeting, you must present either a valid legal proxy from your bank, broker or other nominee as to your shares, the Notice of Internet Availability, a voting instruction form or a bank or brokerage account statement. Anyone holding an admission ticket or other documentation not issued in his or her name will not be admitted to the meeting. Our annual meeting rules prohibit cameras, videotaping equipment and other recording devices, large packages, banners or placards in the meeting and prohibit use of a phone or other device.
You can call our Investor Relations department at (614) 757-4757 if you need directions to the Annual Meeting.
Even if you expect to attend the Annual Meeting in person, we urge you to vote your shares in advance.

2	Cardinal Health | 2017 Proxy Statement

Proposal 1—Election of Directors
Our Board has nominated 11 directors for election at this Annual Meeting to serve until the next Annual Meeting of Shareholders and until his or her successor is duly elected and qualified. All of the nominees are currently directors of Cardinal Health.
The Board seeks members that possess the experience, skills and diverse backgrounds to perform effectively in overseeing the company's current and evolving business and strategic direction and to properly perform its oversight responsibilities. All of our director nominees bring to the Board a wealth of executive leadership experience derived from their diverse professional backgrounds and areas of expertise. As a group, they have extensive healthcare and global business experience, financial expertise and business acumen , as well as public company board experience. Each of our director nominees has sound judgment and integrity and is able to commit sufficient time and attention to the activities of the Board. All director nominees other than the Chairman and Chief Executive Officer are independent.
Each director nominee agreed to be named in this proxy statement and to serve if elected. If, due to death or other unexpected occurrence, one or more of the director nominees is not available for election, proxies will be voted for the election of all remaining nominees and any substitute nominee(s) the Board selects.
Biographies of our Director Nominees

David J. Anderson	Age 68	Director since 2014
Senior Vice President and Chief Financial Officer of Honeywell International Inc. (retired); Former Executive Vice President and Chief Financial Officer of Alexion Pharmaceuticals, Inc.
Independent Director		Director Qualification Highlights
Other Public Boards: American Electric Power Company, Inc., a public utility holding company (since 2011); B/E Aerospace, Inc., a manufacturer of aircraft interior products (2014 -2017); Fifth Street Asset Management Inc., an alternative asset manager (2014 - 2015)
✓ Financial Literacy / Expertise - Former CFO roles ✓ Healthcare ✓ International ✓ Executive Leadership ✓ Strategic Planning / Acquisitions ✓ Technology ✓ Operations ✓ Regulatory / Public Policy
Mr. Anderson served as Chief Financial Officer of Honeywell International Inc., a global diversified technology and manufacturing company, from 2003 to 2014 and as Chief Financial Officer of Alexion Pharmaceuticals, Inc. ("Alexion"), a biotechnology company, from December 2016 to August 2017. While at Honeywell, Mr. Anderson was responsible for the company’s corporate finance activities including domestic and international tax, accounting, treasury, audit, investments, financial planning, acquisitions and real estate. Prior to his roles at Honeywell and Alexion, Mr. Anderson held a number of other finance-related executive positions with ITT Corporation, Newport News Shipbuilding, RJR Nabisco and Quaker Oats Company.
Skills and Qualifications of Particular Relevance to Cardinal Health
Through his prior finance leadership positions as Chief Financial Officer at Honeywell and Alexion, as well as other leading companies, Mr. Anderson brings to the Board relevant experience in the areas of global finance and accounting, healthcare, management, executive leadership, strategic planning, acquisitions, information technology, manufacturing operations and international markets. Given his extensive financial expertise, Mr. Anderson provides valuable insight in the areas of financial reporting, accounting and internal controls, as well as international tax and finance. In addition, his recent experience as Chief Financial Officer of Alexion brings to the Board relevant experience in the areas of healthcare and pharmaceutical manufacturing. Mr. Anderson also brings to the Board valuable perspectives and insights from his service on the board of directors of American Electric Power, including service on its Audit and Finance Committees, as well as his prior service on B/E Aerospace's board of directors.

Cardinal Health | 2017 Proxy Statement	3

Proposal 1—Election of Directors

Colleen F. Arnold	Age 60	Director since 2007
Senior Vice President, Sales and Distribution, International Business Machines Corporation (retired)
Independent Director		Director Qualification Highlights
Other Public Boards: None		✓ Technology ✓ International and Global Leadership ✓ Operations ✓ Executive Leadership ✓ Strategic Planning
Ms. Arnold was Senior Vice President, Sales and Distribution of International Business Machines Corporation ("IBM"), a provider of systems, financing, software and services, from 2014 until March 2016. Prior to that, she held a number of senior positions with IBM from 1998 to 2014, including Senior Vice President, Application Management Services, IBM Global Business Services; General Manager of GBS Strategy, Global Consulting Services, Global Industries and Global Application Services; General Manager, Europe; General Manager, Australia and New Zealand Global Services; and CEO, Global Services Australia, an IBM joint venture.
Skills and Qualifications of Particular Relevance to Cardinal Health
A former senior executive of IBM for over 17 years, Ms. Arnold's significant experience in the areas of global business operations and information technology contributes to the Board's discussions regarding information technology in our business and global strategies. Given her extensive international business experience, including leadership of international commercial operations at IBM, Ms. Arnold provides valuable insight for our growing presence in international markets. She also brings to the Board more than 30 years of relevant experience in the areas of operations, management, executive leadership and strategic planning.

George S. Barrett	Age 62	Director since 2009
Chairman and Chief Executive Officer, Cardinal Health, Inc.
Other Public Boards: Eaton Corporation plc, a diversified power management company (2011 - 2015)		Director Qualification Highlights
✓ Healthcare ✓ Operations ✓ Strategic Planning ✓ Executive Leadership ✓ International ✓ Regulatory / Public Policy ✓ Financial Expertise
Mr. Barrett has served as Chairman and Chief Executive Officer of Cardinal Health, Inc. since 2009. He joined Cardinal Health in 2008 as Vice Chairman and Chief Executive Officer of the company's Healthcare Supply Chain Services segment. From 1997 to 2008, Mr. Barrett held a number of executive positions with Teva Pharmaceutical Industries Ltd., a multinational generic and branded pharmaceutical manufacturer, including President and Chief Executive Officer of Teva North America.
Skills and Qualifications of Particular Relevance to Cardinal Health
Having served in leadership positions with companies in the pharmaceutical industry for over 30 years, Mr. Barrett has extensive healthcare experience in the areas of distribution and manufacturing operations, management, regulatory compliance, finance, executive leadership, strategic planning, human resources, corporate governance and global markets. As a result, he provides the Board with unique perspectives and insights regarding our businesses and our growing international presence, industry, challenges and opportunities. He also brings to the Board valuable perspectives and insights from his service as Chairman of the Healthcare Leadership Council, an alliance of leading companies and organizations representing all sectors of U.S. healthcare. In addition, Mr. Barrett brings relevant experience and perspectives to the Board from his service on public and not-for-profit boards of directors, including his prior service on Eaton’s board of directors.

4	Cardinal Health | 2017 Proxy Statement

Proposal 1—Election of Directors

Carrie S. Cox	Age 60	Director since 2009
Chairman and Chief Executive Officer of Humacyte, Inc.; Executive Vice President and President of Global Pharmaceuticals, Schering-Plough Corporation (retired)
Independent Director		Director Qualification Highlights
Other Public Boards: Texas Instruments Incorporated, a developer, manufacturer and marketer of semiconductors (since 2004); Celgene Corporation, a biopharmaceutical company (since 2009)		✓ Healthcare ✓ International ✓ Operations ✓ Executive Leadership ✓ Strategic Planning ✓ Regulatory / Public Policy
Ms. Cox has served as Chief Executive Officer of Humacyte, Inc., a privately held, development stage company focused on regenerative medicine, since 2010 and as Chairman of Humacyte since 2013. She previously served as Executive Vice President and President of Global Pharmaceuticals at Schering-Plough Corporation, a multinational branded pharmaceutical manufacturer, from 2003 until its merger with Merck & Co. in 2009. Ms. Cox previously was Executive Vice President and President of Global Prescription Business of Pharmacia Corporation from 1997 to 2003.
Skills and Qualifications of Particular Relevance to Cardinal Health
Through her roles as a former executive officer of Schering-Plough, President of Pharmacia's Global Prescription business and a licensed pharmacist, and now with Humacyte, Ms. Cox brings to the Board substantial expertise in healthcare, particularly the pharmaceutical and international aspects of our business. She has worked in the global pharmaceutical industry for over 30 years, giving her relevant experience with large, multinational healthcare companies in the areas of manufacturing operations, management, regulatory compliance, executive leadership, strategic planning and global markets. She also brings to the Board valuable perspectives and insights from her service on the boards of directors of Celgene and Texas Instruments, including on Texas Instruments' Compensation Committee and her former service as its Lead Director.

Calvin Darden	Age 67	Director since 2005
Senior Vice President of U.S. Operations of United Parcel Service, Inc. (retired)
Independent Director		Director Qualification Highlights
Other Public Boards: Target Corporation, an operator of large-format general merchandise discount stores (since 2003); Coca-Cola Enterprises, Inc., a marketer, manufacturer and distributor of nonalcoholic beverages in selected international markets (2004 - 2016)
✓ Operations ✓ Distribution / Supply Chain ✓ Executive Leadership ✓ Strategic Planning ✓ Labor Relations ✓ International
Mr. Darden was Senior Vice President of U.S. Operations of United Parcel Service, Inc. ("UPS"), an express carrier and package delivery company, from January 2000 until 2005. During his 33-year career with UPS, he served in a number of senior leadership positions, including developing the corporate quality strategy for UPS and leading the business and logistics operations for its Pacific Region, the largest region of UPS at that time.
Skills and Qualifications of Particular Relevance to Cardinal Health
A former executive officer of UPS, Mr. Darden has expertise in supply chain networks and logistics that contributes to the Board’s understanding of this important aspect of our business. He has over 30 years of relevant experience in the areas of operations, distribution and supply chain, executive leadership, efficiency and quality control, strategic planning, human resources and labor relations. Drawing upon his past experience as a member of Coca-Cola Enterprises' board of directors, Mr. Darden provides the Board with a valuable understanding of distribution operations in international markets. He also brings to the Board valuable perspectives and insights from his service on Target’s board of directors, including its Compensation Committee, and his prior service on Coca-Cola Enterprises’ Human Resources and Compensation Committee.

Cardinal Health | 2017 Proxy Statement	5

Proposal 1—Election of Directors

Bruce L. Downey	Age 69	Director since 2009
Chairman and Chief Executive Officer of Barr Pharmaceuticals, Inc. (retired); Partner of NewSpring Health Capital II, L.P.
Independent Director		Director Qualification Highlights
Other Public Boards: Momenta Pharmaceuticals, Inc., a biotechnology company (since 2009)		✓ Healthcare ✓ Regulatory / Public Policy ✓ Operations ✓ International ✓ Financial Expertise ✓ Executive Leadership ✓ Strategic Planning
Mr. Downey was Chairman and Chief Executive Officer of Barr Pharmaceuticals, Inc., a global generic pharmaceutical manufacturer, from 1994 to 2008. Mr. Downey has served on a part-time basis as a Partner of NewSpring Health Capital II, L.P., a venture capital firm, since 2009.
Skills and Qualifications of Particular Relevance to Cardinal Health
Having spent 14 years as Chairman and Chief Executive Officer of Barr Pharmaceuticals, Mr. Downey brings to the Board substantial global healthcare experience in the areas of manufacturing operations, management, regulatory compliance, finance, executive leadership, strategic planning, human resources and corporate governance. He also offers valuable experience in the pharmaceutical and international aspects of our businesses. Mr. Downey brings to the Board valuable perspectives and insights from his service on Momenta Pharmaceuticals’ board of directors, including its Audit Committee, and from his prior service as Chairman of Barr Pharmaceutical's board of directors. Before his career at Barr Pharmaceuticals, Mr. Downey was a practicing attorney for 20 years, having worked in both private practice and with the U.S. Department of Justice.

Patricia A. Hemingway Hall	Age 64	Director since 2013
President and Chief Executive Officer of Health Care Service Corporation (retired)
Independent Director		Director Qualification Highlights
Other Public Boards: ManpowerGroup, Inc., a workforce solutions company (since 2011)		✓ Healthcare ✓ Regulatory / Public Policy / Government ✓ Operations ✓ Financial Expertise ✓ Executive Leadership ✓ Strategic Planning ✓ Technology
Ms. Hemingway Hall served as President and Chief Executive Officer of Health Care Service Corporation, a mutual health insurer ("HCSC"), from 2008 until 2015. Previously, she held several leadership positions at HCSC, including President and Chief Operating Officer from 2007 to 2008 and Executive Vice President of Internal Operations from 2006 to 2007.
Skills and Qualifications of Particular Relevance to Cardinal Health
As retired President and Chief Executive Officer of HCSC, the largest customer-owned health insurer in the United States and fourth largest overall operating through Blue Cross and Blue Shield Plans in Texas, Illinois, Montana, New Mexico and Oklahoma, Ms. Hemingway Hall brings to the Board valuable experience regarding evolving healthcare payment models at a time of change and reform in the healthcare industry. She has worked in the healthcare industry for over 30 years, first as a registered nurse and most recently in health insurance, and has relevant experience in the areas of healthcare reform, operations, management, regulatory compliance, government relations, finance, executive leadership, strategic planning, technology and human resources. In addition, Ms. Hemingway Hall provides the Board with a deep understanding of operations, management and technology from her experience in previous roles at HCSC. She also brings to the Board valuable perspectives and insights from her service on ManpowerGroup's board of directors, including its Audit Committee.

6	Cardinal Health | 2017 Proxy Statement

Proposal 1—Election of Directors

Clayton M. Jones	Age 68	Director since 2012
Chairman, President and Chief Executive Officer of Rockwell Collins, Inc. (retired)
Independent Director		Director Qualification Highlights
Other Public Boards: Deere & Company, an agricultural and construction machinery manufacturer (since 2007); Motorola Solutions, Inc., a data communications and telecommunications equipment provider (since 2015); Rockwell Collins, Inc. (2001 - 2014)
✓ Operations ✓ Executive Leadership ✓ Strategic Planning ✓ Technology ✓ Financial Expertise ✓ International ✓ Regulatory / Public Policy / Government
Mr. Jones served as Chairman of the Board of Rockwell Collins, Inc., a multinational aviation electronics and communications equipment company, from 2002 through 2014, and as Chief Executive Officer from 2001 until his retirement in 2013. He previously served as president of Rockwell Collins and corporate officer and senior vice president of Rockwell International, which he joined in 1979.
Skills and Qualifications of Particular Relevance to Cardinal Health
As retired Chairman, President and Chief Executive Officer of Rockwell Collins, Mr. Jones brings to the Board relevant experience in highly regulated industries as well as in the areas of manufacturing operations, management, finance, executive leadership, strategic planning, information technology, human resources, corporate governance, international markets and government contracting. He provides the Board with a valuable understanding of commercial operations in international markets. As a former member of the President's National Security Telecommunications Advisory Committee and a current member of The Business Council, Mr. Jones provides insights in regulatory affairs, government and public policy matters. He also brings to the Board valuable perspectives and insights from his service on Motorola Solutions' board of directors, including its Audit Committee, and Deere & Company's board of directors, as well as from his previous service as Chairman of Rockwell Collins' board of directors.

Gregory B. Kenny	Age 64	Director since 2007
President and Chief Executive Officer of General Cable Corporation (retired)
Independent Lead Director		Director Qualification Highlights
Other Public Boards: Ingredion Incorporated, a corn refining and ingredient company (since 2005); AK Steel Holding Corporation, an integrated producer of flat-rolled, carbon and electrical stainless steels and tubular products (since January 2016); General Cable Corporation (1997 - 2015)
✓ Executive Leadership ✓ Operations ✓ Strategic Planning ✓ International ✓ Financial Expertise
Mr. Kenny served as President and Chief Executive Officer of General Cable Corporation, a global manufacturer of aluminum, copper and fiber-optic wire and cable products, from 2001 until 2015. Prior to that, he was President and Chief Operating Officer of General Cable from 1999 to 2001 and Executive Vice President and Chief Operating Officer from 1997 to 1999. Mr. Kenny previously also served in executive level positions at Penn Central Corporation, where he was responsible for corporate business strategy, and in diplomatic service as a Foreign Service Officer with the United States Department of State.
Skills and Qualifications of Particular Relevance to Cardinal Health
Mr. Kenny brings to the Board significant experience in the areas of Board and executive leadership, manufacturing operations, strategic planning, management, finance, human resources, corporate governance and international markets. He provides the Board with a deep understanding of strategic and financial implications impacting a global business with manufacturing and distribution operations. He also draws upon his Board governance and leadership experience as previous Chair of our Human Resources and Compensation Committee and current Chair of our Nominating and Governance Committee, and as Ingredion's Lead Director and Corporate Governance and Nominating Committee Chair. As our independent Lead Director, Mr. Kenny has promoted strong independent leadership on our Board and a robust, deliberative decision making process among independent directors. In addition, Mr. Kenny brings to the Board valuable perspectives and insights from his service on AK Steel's Board of Directors and his prior service on General Cable's and IDEX's board of directors.

Cardinal Health | 2017 Proxy Statement	7

Proposal 1—Election of Directors

Nancy Killefer	Age 63	Director since 2015
Senior Partner, Public Sector Practice, McKinsey & Company, Inc. (retired)
Independent Director		Director Qualification Highlights
Other Public Boards: The Advisory Board Company, a provider of software and solutions to the healthcare and education industries (since 2013); Avon Products, Inc., a global manufacturer and marketer of beauty products (since 2013); CSRA, Inc., a provider of information technology services to the U.S. federal government (since 2015); Computer Sciences Corporation, a global provider of information technology services (2013 - 2015)
✓ Strategic Planning ✓ Healthcare ✓ Regulatory / Public Policy / Government ✓ Technology ✓ Executive Leadership ✓ Financial Expertise
Ms. Killefer served as Senior Partner of McKinsey & Company, Inc., a global management consulting firm, from 1992 until 2013. She joined McKinsey in 1979 and held a number of key leadership roles, including serving as a member of the firm's governing board. Ms. Killefer founded McKinsey's Public Sector Practice in 2007 and served as its managing partner until her retirement. She also served as Assistant Secretary for Management, Chief Financial Officer and Chief Operating Officer for the United States Department of Treasury from 1997 to 2000.
Skills and Qualifications of Particular Relevance to Cardinal Health
Having served in key leadership positions in both the public and private sectors and provided strategic counsel to healthcare and consumer-based companies during her 30 years with McKinsey, Ms. Killefer brings to the Board substantial experience in the areas of strategic planning, including healthcare strategy, marketing and brand building, executive leadership and information technology. Her extensive experience as a partner of a global consulting firm and as a chief financial officer of a government agency provides valuable insight in these areas as well as in government relations and public policy. Ms. Killefer also brings to the Board valuable perspectives and insights from her service on the boards of directors of The Advisory Board, Avon Products (including its Compensation and Management Development Committee), and CSRA, Inc. (including her role as independent Chairman since August 2016).

David P. King	Age 61	Director since 2011
Chairman, President and Chief Executive Officer of Laboratory Corporation of America Holdings
Independent Director		Director Qualification Highlights
Other Public Boards: Laboratory Corporation of America Holdings (since 2007)		✓ Healthcare ✓ Regulatory / Public Policy ✓ Strategic Planning ✓ Operations ✓ Executive Leadership ✓ Financial Expertise ✓ International
Mr. King has served as President and Chief Executive Officer of Laboratory Corporation of America Holdings, a global healthcare diagnostics company ("LabCorp"), since 2007, and as Chairman of LabCorp since 2009. Previously he held other senior positions with LabCorp, including Executive Vice President and Chief Operating Officer, Executive Vice President, Strategic Planning and Corporate Development, and Senior Vice President, General Counsel and Chief Compliance Officer.
Skills and Qualifications of Particular Relevance to Cardinal Health
Having spent 16 years in senior executive roles with LabCorp, including the past ten years as its Chief Executive Officer, Mr. King brings to the Board substantial experience in the areas of healthcare, operations, management, regulatory compliance, finance, executive leadership, strategic planning, human resources, corporate governance and global healthcare markets. He also brings to the Board valuable perspectives and insights from his position as Chairman of LabCorp’s board of directors. Prior to LabCorp, Mr. King was a practicing attorney for 17 years, having worked in both private practice focusing on healthcare and with the U.S. Department of Justice.
The Board recommends that you vote FOR the election of these director nominees.

8	Cardinal Health | 2017 Proxy Statement

Proposal 1—Election of Directors

Our director nominees possess relevant experience, skills and qualifications that contribute to a well-functioning Board that effectively oversees the company's strategy and management. A chart of director skills and expertise is provided below:

| Director Qualifications and Experience | Anderson | Arnold | Barrett | Cox | Darden | Downey | Hemingway Hall | Jones | Kenny | Killefer | King |
|---|---|---|---|---|---|---|---|---|---|---|---|
| **Executive Leadership** as a CEO/President or senior executive equips directors to advise our management team | ✓ | ✓ | ✓ | ✓ | ✓ | ✓ | ✓ | ✓ | ✓ | ✓ | ✓ |
| **Financial Expertise** brings valuable experience as a finance executive or chief executive | ✓ | | ✓ | | | ✓ | ✓ | ✓ | ✓ | ✓ | ✓ |
| **Healthcare Expertise** provides industry experience as a leader of a healthcare company or a consulting firm with a healthcare practice | ✓ | | ✓ | ✓ | | ✓ | ✓ | | | ✓ | ✓ |
| **International Experience** brings critical insights into the strategic and financial opportunities and risks relating to our international businesses | ✓ | ✓ | ✓ | ✓ | ✓ | ✓ | | ✓ | ✓ | | ✓ |
| **Operations Experience** increases the Board's understanding of our distribution, supply chain, manufacturing and other business operations | ✓ | ✓ | ✓ | ✓ | ✓ | ✓ | ✓ | ✓ | ✓ | | ✓ |
| **Regulatory/Public Policy Experience** helps management assess and respond to the evolving business and healthcare regulatory environment | ✓ | | ✓ | ✓ | | ✓ | ✓ | ✓ | | ✓ | ✓ |
| **Strategic Planning Expertise** is valuable in the Board's oversight of the company's strategy in the rapidly changing business and healthcare environment | ✓ | ✓ | ✓ | ✓ | ✓ | ✓ | ✓ | ✓ | ✓ | ✓ | ✓ |
| **Technology Experience** provides critical insights to technology aspects of the company's business and related implications | ✓ | ✓ | | | | | ✓ | ✓ | | ✓ | |

Cardinal Health | 2017 Proxy Statement	9

Corporate Governance
Board of Directors

Our Board of Directors currently consists of 11 members, 10 of whom are independent. Our Board is led by Chairman and Chief Executive Officer George S. Barrett, independent Lead Director Gregory B. Kenny (who also chairs the Nominating and Governance Committee), Audit Committee Chair Clayton M. Jones, and Human Resources and Compensation Committee Chair David P. King.

The Board held eight meetings during fiscal 2017. During fiscal 2017, each director attended 75% or more of the meetings of the Board and Board committees on which he or she served. All of our directors attended the 2016 Annual Meeting of Shareholders. Absent unusual circumstances, each director is expected to attend the Annual Meeting of Shareholders.
Board Leadership Structure

For a number of years, our Board has been led by a Chairman of the Board (who is also the Chief Executive Officer), a strong independent Lead Director, and active, independent chairs of the Audit, Nominating and Governance and Human Resources and Compensation Committees.
Our Board is responsible for selecting the Chairman of the Board and the Chief Executive Officer and has determined that its current leadership structure effectively promotes strong Board governance and oversight. The combined Chairman and Chief Executive Officer structure has allowed us to focus on long-term shareholder value and respond effectively to rapidly evolving industry changes and market dynamics, as well as to acquisition opportunities and competitive market pressures. Under this leadership structure, our Board has continued to provide effective, independent oversight of strategic decisions, management and regulatory compliance. The effectiveness of this structure has been demonstrated by strong performance over the past several years, including compound annual non-GAAP diluted EPS growth rate of 13.4% and total shareholder return (TSR) of 272%† since August 31, 2009.
The Board believes that our Chief Executive Officer is best suited to serve as Chairman because of his unique knowledge of our businesses, the healthcare industry and our shareholders. This structure fosters effective decision-making and alignment between the Board and management, enables a single person to speak on behalf of the Board and the company to our customers, vendors, employees, shareholders and regulators, and provides strong leadership and a powerful "tone from the top" to focus on our compliance and reputation, growth and long-term success.

The Board ensures rigorous independent leadership through an active, engaged independent Lead Director with clearly defined responsibilities, who is elected annually by the independent directors. In selecting a Lead Director, the independent directors look for robust leadership skills, including fostering open dialogue among independent directors, candid input to management, an understanding of our strategy and businesses, and substantial governance experience and understanding. The independent Lead Director:

•	works closely with the Chairman in developing the agenda, materials and schedule for Board meetings and approves the agenda and information sent to the Board;

•	consults with and advises the Chairman on matters arising between Board meetings relating to our business, strategy, operations or governance;

•	leads the Board's annual self-evaluation in coordination with the Nominating and Governance Committee;

•	reviews the results of the evaluation of individual directors with those directors;

•	contributes to the annual performance assessment of the Chief Executive Officer;

•	participates in engagement with major shareholders;

•	sets the agenda for and leads all executive sessions of independent directors;

•	serves as a liaison between the Chairman and the independent directors; and

•	has the authority to call additional executive sessions of the independent directors.
___________

†
Total shareholder return over the period from August 31, 2009, when Mr. Barrett became Chairman and Chief Executive Officer, through June 30, 2017 expressed as a percentage, calculated based on changes in stock price assuming reinvestment of dividends.

10	Cardinal Health | 2017 Proxy Statement

Corporate Governance

Mr. Kenny, who has served as Lead Director since November 2014, has been actively engaged in Board leadership and shareholder engagement. Over the past year, Mr. Kenny has met regularly with Mr. Barrett and worked closely with him in developing Board agendas, schedules and topics, including discussions regarding long-term strategies and capital deployment. He has chaired regular executive sessions of the independent directors and met with Mr. Barrett regarding matters arising from these meetings. He has frequently gathered feedback and input from independent directors and provided it to Mr. Barrett and other members of management. Mr. Kenny has devoted significant time to understanding our businesses and strategy, and has access to members of senior management. Mr. Kenny also leads the annual evaluation of the Board and the individual evaluation of each director. In addition, Mr. Kenny participated in the Human Resources and Compensation Committee's meeting to review Mr. Barrett's annual performance and compensation. Finally, during the year, Mr. Kenny held governance discussions with several large investors and attended a major healthcare investor conference with management, where he also met with many of our investors.
Committees of the Board of Directors

The Board has an Audit Committee, a Nominating and Governance Committee and a Human Resources and Compensation Committee (the "Compensation Committee"). Each member of these Committees is independent under our Corporate Governance Guidelines and under applicable Committee independence rules.

The charter for each committee is available on our website at www.cardinalhealth.com under “About Us—Corporate—Investor Relations—Corporate Governance—Board Committees and Charters.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

Audit Committee

Members:	The Audit Committee’s primary duties are to:
Clayton M. Jones (Chair)
•
oversee the integrity of our financial statements, including reviewing annual and quarterly financial statements and earnings releases and the effectiveness of our internal and disclosure controls;
•
appoint the independent auditor and oversee its qualifications, independence and performance, including pre-approving all services by the independent auditor;
•
review our internal audit plan and oversee our internal audit department;
•
approve the appointment of our Chief Legal and Compliance Officer and oversee our ethics and compliance program and our compliance with applicable legal and regulatory requirements; and
•
oversee our major financial and information technology risk exposures and our process for assessing and managing risk through our enterprise risk management program.

The Board has determined that each member of the Audit Committee is an “audit committee financial expert” for purposes of the SEC rules.

David J. Anderson*
Bruce L. Downey
Patricia A. Hemingway Hall
Meetings in fiscal 2017: 8 *Mr. Anderson served on the Audit Committee until December 2016 and was re-appointed to the Committee on September 14, 2017 after his employment with Alexion ended.

Nominating and Governance Committee

Members:	The Nominating and Governance Committee’s primary duties are to:
Gregory B. Kenny (Chair)
•
identify, review and recommend candidates for the Board, including recommending criteria to the Board for potential Board candidates and assessing the qualifications, attributes, skills, contributions and independence of individual directors and director candidates;
•
make recommendations to the Board concerning the structure, composition and functions of the Board and its committees;
•
advise the Board on Board leadership and leadership structure;
•
review our corporate governance guidelines and practices and recommend changes;
•
conduct the annual Board evaluation and oversee the process for the evaluation of each director; and
•
oversee our policies and practices regarding political expenditures.

Colleen F. Arnold
Patricia A. Hemingway Hall
Meetings in fiscal 2017: 4

Cardinal Health | 2017 Proxy Statement	11

Corporate Governance

Human Resources and Compensation Committee

Members:
The Compensation Committee’s primary duties are to:
•
approve compensation for the Chief Executive Officer, establish relevant performance goals, and evaluate his performance;
•
approve compensation for our other executive officers and oversee their evaluations;
•
make recommendations to the Board with respect to the adoption of, and administer, equity and incentive compensation plans;
•
review our non-management directors’ compensation program and recommend changes to the Board;
•
oversee the management succession process for the Chief Executive Officer and senior executives;
•
oversee workplace diversity initiatives and progress;
•
oversee and assess material risks related to compensation arrangements; and
•
assess the independence of Compensation Committee’s consultant and evaluate its performance.

The Compensation Discussion and Analysis, which begins on page 22, discusses how the Compensation Committee makes compensation-related decisions regarding our named executive officers.  The Compensation Committee acts as the administrator of our incentive plans and delegates to our officers authority to administer the plans with respect to participants who are not officers subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act").

David P. King (Chair)
Carrie S. Cox
Calvin Darden
Nancy Killefer
Meetings in fiscal 2017: 6

Director Independence

The Board has established director independence standards based on the NYSE Rules. These standards can be found within our Corporate Governance Guidelines on our website at www.cardinalhealth.com under “About Us—Corporate—Investor Relations—Corporate Governance—Corporate Governance Documents." These standards address, among other things, employment and compensation relationships, relationships with our auditor and customer and business relationships.
The Board assesses director independence annually, and as needed, based on the recommendations of the Nominating and Governance Committee.

The Board has determined that each of Messrs. Anderson, Darden, Downey, Jones, Kenny and King, and each of Mmes. Arnold, Cox, Hemingway Hall and Killefer, is independent. Mr. Anderson ceased to be independent in December 2016 when he became Chief Financial Officer of Alexion, which supplies pharmaceuticals to us in the ordinary course of its business. Mr. Anderson again became independent after his employment with Alexion ended.
In determining that Mr. King is independent, the Nominating and Governance Committee considered that he is Chairman, President and Chief Executive Officer of LabCorp. We sell medical and laboratory products to LabCorp in the ordinary course of business. LabCorp's payments to us were less than 1% of our, and less than 2% of LabCorp's, revenue for each of the last three years.
Director Qualification Standards

The Nominating and Governance Committee considers and reviews with the Board the appropriate skills and characteristics for Board members. These include business experience, qualifications, attributes and skills, including healthcare industry and knowledge, as well as financial, international, operations, and technology experience, independence (including independence from the interests of a particular group of shareholders), judgment, integrity, ability to commit sufficient time and attention to the activities of the Board and the absence of potential conflicts with our interests.

The Nominating and Governance Committee considers these skills and qualifications when assessing the composition of the Board as a whole, and seeks diversity of skills, experience and backgrounds on the Board. The Nominating and Governance Committee assesses the effectiveness of this process based on its review of qualifications in the Director skills matrix on page 9. This assessment is ongoing and occurs both during the Committee's regular meetings as well as during the Board's annual self-assessment process.

12	Cardinal Health | 2017 Proxy Statement

Corporate Governance

The Nominating and Governance Committee is responsible for identifying, reviewing and recommending candidates for the Board and is working with a firm that was retained to assist in identifying and selecting independent director candidates. The Board is responsible for selecting candidates for election as directors based on the recommendation of the Nominating and Governance Committee.
Board Diversity

Our Corporate Governance Guidelines provide that the Board should be diverse, engaged and independent. In developing and recommending criteria for identifying and evaluating candidates for the Board, the Nominating and Governance Committee considers the diversity of the Board, including ethnic and gender diversity. We believe the composition of our Board appropriately reflects a diversity of skills, professional and personal backgrounds and experiences and 45% of our Board members are ethnically or gender diverse.
Board Performance Assessment

For several years, our Board has had a rigorous self-evaluation process, which has included individual director evaluations. This process is overseen by the Nominating and Governance Committee and led by our independent Lead Director.
Our Board uses an outside facilitator with corporate governance experience who interviews each director to obtain his or her feedback regarding the Board's performance as well as feedback on each director. Based on the feedback, which is compiled anonymously, the Board identifies follow-up items and provides feedback to management.
The Board evaluation process includes an assessment of both Board process and substance, including:

•	the Board's effectiveness, structure, composition and culture;

•	quality of Board discussions, including time devoted to discussion and presentations;

•	the Board's performance in oversight of strategy, succession planning, business performance, regulatory compliance, risk management and other key areas; and

•	agenda topics for future meetings.
The outside facilitator also compiles feedback regarding each individual director, which the Lead Director provides to each director in individual discussion. The Board believes this annual process supports its effectiveness and continuous improvement.
Resignation Policy for Incumbent Directors Not Receiving Majority Votes

Our Corporate Governance Guidelines require any incumbent director who is not re-elected by shareholders in an uncontested election to promptly tender a resignation to the Chairman of the Board. Within 90 days following the certification of the shareholder vote, the Nominating and Governance Committee will recommend to the Board whether to accept the resignation. Thereafter, the Board will promptly act and publicly disclose its decision and the rationale behind the decision.
Shareholder Engagement

We actively engage with our shareholders throughout the year so that management and the Board can better understand shareholder perspectives on governance, executive compensation and other topics that are important to them, and to assess emerging issues that may help shape our practices and enhance our corporate disclosures. We strive for a collaborative approach to shareholder engagement and value the variety of shareholders' perspectives received.

During the past three years, our independent Lead Director has participated in outreach discussions with our large shareholders. In addition, as in past years, we held regular discussions with our largest shareholders and solicited feedback from our top 50 investors on corporate governance matters. During fiscal 2017 we contacted governance professionals from our largest shareholders collectively representing more than 50% of our outstanding shares during fiscal 2017. An overview of our engagement process is below.

Cardinal Health | 2017 Proxy Statement	13

Corporate Governance

After considering feedback from shareholders in recent years, we have:

•	adopted a proxy access right for shareholders;

•	enhanced our disclosures regarding the Board's role in strategy and risk oversight;

•	formalized additional responsibilities for the independent Lead Director and enhanced our disclosure about the Lead Director’s role and activities;

•	formalized our annual individual director evaluation process and expanded our disclosure about the annual Board evaluation process;

•	enhanced our executive compensation clawback provision;

•	provided more detailed disclosure in the Proxy Summary and the Compensation Discussion and Analysis Executive Summary; and

•	added a chart of director qualifications and experience in the proxy statement.
Strategy and Risk Oversight

Board’s Oversight of Strategy and Capital Deployment
The Board regularly discusses our strategy in light of company performance, developments in the rapidly changing healthcare industry and the general business and global economic environment, and reviews and approves our capital deployment, including dividends, share repurchase plans and significant acquisitions. At two of its in-person meetings each year, the Board conducts dedicated strategy sessions with in-depth discussions with senior management on the healthcare industry and environmental factors and reviews specific businesses and new business opportunities. These strategy sessions have included external speakers such as business partners and advisors, as well as off-site visits to company facilities and customer locations. The Board also discusses risks related to our strategies, including those resulting from possible competitor, customer and supplier actions, the changing healthcare environment and new technologies. The collective backgrounds, skills and experiences of our directors, including broad healthcare experience, contribute to robust discussions regarding strategic planning and risk oversight.
As an example, our Board discussed the possible acquisition of the Patient Recovery Business from Medtronic plc over a number of meetings beginning in the fall of 2016, when we learned that these assets might be for sale. We devoted significant portions of two in-person Board meetings to a detailed review and discussion of the possible acquisition and related capital deployment, and had several Board updates between these meetings. The Board approved the acquisition at a special meeting in April 2017.
Board’s Role in Risk Oversight
Management has day-to-day responsibility for assessing and managing risks, and the Board is responsible for risk oversight. We have developed an enterprise risk management process, which our Audit Committee oversees and our Chief Legal and Compliance Officer administers. Under this process, management identifies and prioritizes enterprise risks and develops systems to assess, monitor and mitigate those risks. Management reviews and discusses with the Board significant risks identified through the process. The Audit Committee also is responsible for

14	Cardinal Health | 2017 Proxy Statement

Corporate Governance

discussing with management our major financial risk exposures, our ethics and compliance programs, and compliance with legal and regulatory requirements. The Board and Audit Committee receive regular updates on the effectiveness of our compliance programs, including our healthcare regulatory compliance, anti-corruption and controlled substance anti-diversion program, as well as updates on potential information system and cyber security exposures and mitigation strategies. In connection with its risk oversight role, the Audit Committee meets regularly with representatives from our independent registered public accounting firm and our Chief Financial Officer, Chief Legal and Compliance Officer and the head of our internal audit function.

The Opioid Epidemic and Risk Management
As a pharmaceutical distributor, we provide a safe and secure channel for transporting prescription medications of all types, including opioid pain medications, from manufacturers approved by the Food and Drug Administration to licensed pharmacies. Our role is to ensure medications of all kinds—oncology, blood pressure, antibiotic, pain and other medications—are available to pharmacies that are licensed by their state and regulated by the Drug Enforcement Administration to dispense these medications to patients with valid medical prescriptions. As a pharmaceutical distributor, we do not manufacture, market, promote or dispense these medications, and we do not interact with patients, diagnose medical conditions, write prescriptions or otherwise practice medicine. As part of our safe and secure distribution channel, we maintain a rigorous anti-diversion program to prevent opioid pain medications from being diverted for improper uses.
Our Board is highly engaged in oversight of our anti-diversion program and is committed to helping with the complex national opioid abuse public health crisis. Our anti-diversion program includes state-of-the-art controls designed to prevent diversion of pain medication from legitimate uses. The Board regularly reviews and discusses with management the effectiveness of our anti-diversion program, which focuses on our regulatory obligation to detect and report suspicious orders. The Board also monitors and discusses the causes of, and our role in helping to address, this national epidemic. In 2014, in response to a shareholder demand, the Board appointed a committee of independent directors to conduct a review of our anti-diversion program utilizing independent counsel. The committee found, among other things, that we had implemented and maintained a robust system of controls to detect and report suspicious orders and that our Board was well informed of those controls. Since that review, the Board has continued to actively focus on the effectiveness of our anti-diversion program and to support its continued enhancements through regular reviews with management.

Ethics and Compliance Program

The Board has adopted written Standards of Business Conduct that outline our corporate values and standards of integrity and behavior. The Standards of Business Conduct are designed to foster a culture of integrity, drive compliance with legal and regulatory requirements and protect and promote the reputation of our company. The full text of the Standards of Business Conduct is posted on our website at www.cardinalhealth.com under “About Us—Our Business—Ethics and Compliance.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

Our Chief Legal and Compliance Officer has responsibility to implement and maintain an effective ethics and compliance program. He also provides quarterly updates on our ethics and compliance program to the Audit Committee and an update to the full Board at least once a year. He reports to the Chair of the Audit Committee and to the Chief Executive Officer and meets in separate executive sessions quarterly with the Audit Committee.
Management Succession Planning

The Board is actively engaged in our talent management program. The Compensation Committee oversees the process for succession planning for the Chief Executive Officer and senior executives, and management provides an organizational update at each quarterly Compensation Committee meeting. The Board maintains an emergency succession plan as well as a long-term succession plan for the position of Chief Executive Officer.
The Board holds a formal succession planning and talent review session annually, which includes succession planning for other senior management positions. These talent review and

Cardinal Health | 2017 Proxy Statement	15

Corporate Governance

succession planning discussions take into account desired leadership skills, key capabilities and experience in light of our current and evolving business and strategic direction, and include identification and development of internal candidates. Directors also have exposure to leaders through Board presentations and discussions, as well as through informal events and interactions with key talent throughout the year, both in small group and one-on-one settings. In addition, the Board regularly discusses management talent and succession in its executive sessions.
Certain Relationships and Related Transactions

Related Person Transactions Policy
The Board follows a written policy that the Audit Committee must approve or ratify any "related person transactions" (transactions exceeding $120,000 in which we are a participant and any related person has a direct or indirect material interest). "Related persons" include our directors, nominees for election as a director, persons controlling over 5% of our common shares, executive officers and the immediate family members of each of these individuals.
Once a related person transaction is identified, the Audit Committee will review all of the relevant facts and circumstances and determine whether to approve the transaction. The Audit Committee will take into account such factors as it considers appropriate, including the material terms of the transaction, the nature of the related person’s interest in the transaction, the significance of the transaction to the related person and us, the nature of the related person’s relationship with us and whether the transaction would be likely to impair the judgment of a director or executive officer to act in our best interest.
If advance approval of a transaction is not feasible, the Audit Committee will consider the transaction for ratification at its next regularly scheduled meeting. The Audit Committee Chairman may pre-approve or ratify any related person transactions in which the aggregate amount is expected to be less than $1 million.
Related Person Transactions
Since July 1, 2016, there have been no transactions, and there are no currently proposed transactions, involving an amount exceeding $120,000 in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest, except as described below.
Mr. Anderson served as Chief Financial Officer of Alexion, a biotechnology company, from December 11, 2016 until July 31, 2017, and as an employee of Alexion until August 31, 2017. When Mr. Anderson joined Alexion, we had a pre-existing commercial relationship with Alexion which was negotiated at arm's length and in the ordinary course of business, and has continued since Mr. Anderson ended his employment with Alexion. From July 1, 2016 through July 31, 2017, we purchased for distribution to our customers approximately $394 million of Alexion product. Mr. Anderson has not been involved in any decisions or activities directly associated with the transactions between Alexion and us. These transactions were approved by our Audit Committee in accordance with the Related Person Transactions Policy.
Corporate Governance Guidelines

You can find the full text of our Corporate Governance Guidelines on our website at www.cardinalhealth.com under “About Us—Corporate—Investor Relations—Corporate Governance—Corporate Governance Documents.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

16	Cardinal Health | 2017 Proxy Statement

Proposal 2—Ratification of Ernst & Young LLP as Independent Auditor
The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of our independent auditor and approves the audit engagement letter with Ernst & Young LLP and its audit fees. The Audit Committee has appointed Ernst & Young LLP as our independent auditor for fiscal 2018 and believes that the continued retention of Ernst & Young LLP as our independent auditor is in the best interest of Cardinal Health and its shareholders. Ernst & Young LLP has served as our independent auditor since 2002. In accordance with SEC rules, lead audit partners are subject to rotation requirements, which limit the number of consecutive years an individual partner may serve us. The Audit Committee oversees the rotation of the audit partners. The Audit Committee Chairman interviews candidates for audit partner and the Audit Committee discusses them.
While not required by law, we are asking our shareholders to ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal 2018 at the Annual Meeting as a matter of good corporate governance. If shareholders do not ratify this appointment, the Audit Committee will consider whether it is appropriate to appoint another audit firm. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different audit firm at any time during the fiscal year if it determines that such a change would be in the best interest of the company and its shareholders. Our Audit Committee approved, and our shareholders ratified, the appointment of Ernst & Young LLP as our independent auditor for fiscal 2017.
We expect representatives of Ernst & Young LLP to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.
The Board recommends that you vote FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal 2018.
Audit Committee Report and Audit Matters
Audit Committee Report

The Audit Committee is responsible for monitoring the integrity of Cardinal Health’s financial statements; the independent auditor’s qualifications, independence and performance; Cardinal Health’s internal audit function; Cardinal Health’s ethics and compliance program and its compliance with legal and regulatory requirements; and Cardinal Health’s processes for assessing and managing risk. As of the date of the report, the Audit Committee consisted of three members of the Board of Directors. Mr. Anderson was subsequently re-appointed to the Audit Committee on September 14, 2017. The Board of Directors has determined that each current Committee member is an “audit committee financial expert” for purposes of the SEC rules and is independent. The Audit Committee’s activities are governed by a written charter, most recently revised by the Board of Directors in November 2016. The charter is available on Cardinal Health’s website at www.cardinalhealth.com under “About Us—Corporate—Investor Relations—Corporate Governance—Board Committees and Charters."

Management has primary responsibility for the financial statements and for establishing and maintaining the system of internal control over financial reporting. Management also is responsible for reporting on the effectiveness of Cardinal Health’s internal control over financial reporting. Cardinal Health’s independent auditor, Ernst & Young LLP, is responsible for performing an independent audit of Cardinal Health’s consolidated financial statements and for issuing a report on the financial statements and a report on the effectiveness of Cardinal Health’s internal control over financial reporting based on its audit.
The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2017 with management and with Ernst & Young LLP. The Audit Committee also reviewed and discussed with management and Ernst & Young LLP the effectiveness of Cardinal Health’s internal control over financial reporting as well as management's report and Ernst & Young LLP's report on the subject. The Audit Committee discussed with Ernst & Young LLP the matters related to the conduct of its audit that are required to be communicated by auditors to audit committees under applicable requirements of the Public Company

Cardinal Health | 2017 Proxy Statement	17

Audit Committee Report and Audit Matters

Accounting Oversight Board (the "PCAOB") and matters related to Cardinal Health’s financial statements, including critical accounting estimates and judgments. The Audit Committee received from Ernst & Young LLP the written disclosures and letter regarding Ernst & Young LLP’s independence from Cardinal Health required by applicable PCAOB requirements and discussed Ernst & Young LLP’s independence.
The Audit Committee meets regularly with Ernst & Young LLP, with and without management present, to review the overall scope and plans for Ernst & Young LLP’s audit work and to discuss the results of its examinations, the evaluation of Cardinal Health’s internal control over financial reporting and the overall quality of Cardinal Health’s accounting and financial reporting. In addition, the Audit Committee annually considers the performance of Ernst & Young LLP.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2017 be included in Cardinal Health’s Annual Report on Form 10-K for filing with the SEC.
Submitted by the Audit Committee of the Board of Directors on August 8, 2017.
Clayton M. Jones, Chairman
Bruce L. Downey
Patricia A. Hemingway Hall
Fees Paid to Independent Accountants

The following table sets forth the fees billed to us by Ernst & Young LLP for services in fiscal 2017 and 2016.

	Fiscal Year Ended June 30, 2017 ($)	Fiscal Year Ended June 30, 2016 ($)
Audit fees (1)	9,546,537	9,722,883
Audit-related fees (2)	2,722,451	3,780,485
Tax fees (3)	841,082	980,523
All other fees	—	—
Total fees	13,110,070	14,483,891

(1)	Audit fees include fees paid to Ernst & Young LLP related to the annual audit of our consolidated financial statements, the annual audit of the effectiveness of our internal control over financial reporting, the review of financial statements included in our Quarterly Reports on Form 10-Q and statutory audits of various international subsidiaries. Audit fees also include fees for services performed by Ernst & Young LLP that are closely related to the audit and in many cases could only be provided by our independent accountant, such as comfort letters and consents related to SEC registration statements.

(2)
Audit-related fees include fees for services related to acquisitions and divestitures, audit-related research and assistance, internal control reviews, service auditor’s examination reports and employee benefit plan audits.

(3)
Tax fees include fees for tax compliance and other tax-related services. The aggregate fees billed to us by Ernst & Young LLP for tax compliance and other tax-related services for fiscal 2017 were $797,514 and $43,568, respectively, and for fiscal 2016 were $546,722 and $433,801, respectively.

Audit Committee Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee must pre-approve the audit and permissible non-audit services performed by our independent accountants in order to help ensure that the accountants remain independent from Cardinal Health. The Audit Committee has adopted a policy governing this pre-approval process.
Under the policy, the Audit Committee annually pre-approves certain services and assigns specific dollar thresholds for these types of services. If a proposed service is not included in the annual pre-approval, the Audit Committee must separately pre-approve the service before the engagement begins.

The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for proposed services up to $500,000. Proposed services exceeding $500,000 require full Audit Committee approval.
All audit and non-audit services provided for us by Ernst & Young LLP for fiscal 2017 and 2016 were pre-approved by the Audit Committee.

18	Cardinal Health | 2017 Proxy Statement

Proposal 3—Advisory Vote to Approve the Compensation of Our Named Executive Officers
In accordance with Section 14A of the Exchange Act, we are asking our shareholders to approve, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this proxy statement.
We urge shareholders to read the Compensation Discussion and Analysis beginning on page 22 of this proxy statement, which describes in more detail how our executive compensation program operates and is designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables, notes and narrative appearing on pages 30 through 41, which provide detailed information on the compensation of our named executive officers.
The Compensation Committee and the Board believe that the executive compensation program described in the Compensation Discussion and Analysis is designed to support our long-term growth, with accountability for key annual results. We tie most of executive pay to performance based on financial, operational and individual performance, and we believe that our compensation programs are competitive in the marketplace.
While we took important actions to strengthen our market position, increase our scale, add new, long-term drivers of growth and improve the overall balance of our integrated portfolio in fiscal 2017, we did not achieve the earnings goal under our annual incentive plan, largely as a result of a challenging generic pharmaceutical pricing environment. Our named executives other than Mr. Barrett received payouts at 25% of their respective targets. Mr. Barrett declined to be considered for an annual incentive payout, and the Compensation Committee did not award him a payout. The payouts demonstrate strong alignment between our pay and our performance.
Although this advisory vote is not binding on the Board, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.
The Board has adopted a policy providing for annual say-on-pay advisory votes. Accordingly, subject to the outcome of Proposal 4 and the decision of the Board, the next say-on-pay advisory vote will be held at our 2018 Annual Meeting of Shareholders.
The Board recommends that you vote FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this proxy statement.
Proposal 4—Advisory Vote on Frequency of Future Advisory Votes to Approve Executive Compensation
In accordance with Section 14A of the Exchange Act, we are asking shareholders to vote on whether future advisory votes on executive compensation (like Proposal 3 above) should occur once every one, two or three years. This vote is not binding on the Board. Based on input from shareholders, the Board has determined that holding an advisory vote on executive compensation every year is most appropriate for us at this time, and recommends that shareholders vote to hold such votes every year. Holding an annual advisory vote provides us with more direct and immediate insight into our shareholders’ views on our executive compensation program.
Although this advisory vote is not binding on the Board, we will carefully review the voting results on this proposal. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to vary its practice on the frequency of advisory votes on executive compensation based on factors such as discussions with shareholders.
You may specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. You are not voting to approve or disapprove the Board’s recommendation.
The Board recommends that you vote to conduct future advisory votes to approve executive compensation every ONE YEAR.

Cardinal Health | 2017 Proxy Statement	19

Share Ownership Information
Beneficial Ownership

The table below sets forth certain information regarding the beneficial ownership of our common shares by and the percentage of our outstanding common shares represented by such ownership for:

•	each person known by us to own beneficially more than 5% of our outstanding common shares;

•	our directors;

•	our executive officers named in the Summary Compensation Table on page 30; and

•	all executive officers and directors as a group.
A person has beneficial ownership of shares if the person has voting or investment power over the shares or the right to acquire such power in 60 days. Investment power means the power to direct the sale or other disposition of the shares. Except as otherwise described in the notes below, information on the number of shares beneficially owned is as of September 11, 2017, and the listed beneficial owners have sole voting and investment power.

Name of Beneficial Owner	Common Shares		Additional Restricted and Performance Share Units (11)
	Number Beneficially Owned	Percent of Class
Wellington Management Group LLP (1)	40,120,566	12.7	—
BlackRock, Inc. (2)	23,919,543	7.6	—
The Vanguard Group (3)	22,358,098	7.1	—
Barrow, Hanley, Mewhinney & Strauss, LLC (4)	21,364,753	6.8	—
State Street Corporation (5)	16,617,021	5.3	—
David J. Anderson (6)(7)	7,785	*	—
Colleen F. Arnold (7)	7,511	*	19,569
George S. Barrett (8)	1,752,605	*	86,199
Donald M. Casey Jr. (8)	313,002	*	99,090
Carrie S. Cox (7)	6,758	*	16,306
Calvin Darden (7)	12,972	*	19,608
Bruce L. Downey (7)	16,975	*	18,387
Jon L. Giacomin (8)	148,271	*	24,684
Patricia A. Hemingway Hall (7)	6,323	*	2,612
Clayton M. Jones (7)	6,323	*	6,018
Michael C. Kaufmann (8)(9)	486,626	*	47,990
Gregory B. Kenny (7)	12,492	*	19,584
Nancy Killefer (7)	4,295	*	—
David P. King (7)	8,975	*	9,446
Craig S. Morford (8)	142,510	*	108,768
All Executive Officers and Directors as a Group (18 Persons)(10)	3,071,048	*	521,343

*	Indicates beneficial ownership of less than 1% of the outstanding shares.

(1)
Based on information obtained from a Schedule 13G/A filed with the SEC on February 9, 2017 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP. The address of these entities is 280 Congress Street, Boston, Massachusetts 02210. These entities reported that, as of December 30, 2016, Wellington Management Group LLP had shared voting power with respect to 9,616,602 shares and shared

20	Cardinal Health | 2017 Proxy Statement

Share Ownership Information

dispositive power with respect to all shares shown in the table, Wellington Group Holdings LLP had shared voting power with respect to 9,616,602 shares and shared dispositive power with respect to all shares shown in the table, Wellington Investment Advisors Holdings LLP had shared voting power with respect to 9,616,602 shares and shared dispositive power with respect to all shares shown in the table and Wellington Management Company LLP had shared voting power with respect to 9,301,550 shares and shared dispositive power with respect to 39,350,365 shares. The number and percentage of shares held by these entities may have changed since the filing of the Schedule 13G/A.

(2)
Based on information obtained from a Schedule 13G/A filed with the SEC on January 23, 2017 by BlackRock, Inc. ("BlackRock"). The address of BlackRock is 55 East 52nd Street, New York, New York 10055. BlackRock reported that, as of December 31, 2016, it had sole voting power with respect to 19,458,612 shares and sole dispositive power with respect to all shares shown in the table. The number and percentage of shares held by BlackRock may have changed since the filing of the Schedule 13G/A.

(3)
Based on information obtained from a Schedule 13G/A filed with the SEC on February 10, 2017 by The Vanguard Group ("Vanguard"). The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard reported that, as of December 31, 2016, it had sole voting power with respect to 500,349 shares, shared voting power with respect to 62,268 shares, sole dispositive power with respect to 21,797,227 shares and shared dispositive power with respect to 560,871 shares. The number and percentage of shares held by Vanguard may have changed since the filing of the Schedule 13G/A.

(4)
Based on information obtained from a Schedule 13G filed with the SEC on February 10, 2017 by Barrow, Hanley, Mewhinney & Strauss, LLC ("Barrow Hanley"). The address of Barrow Hanley is 2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761. Barrow Hanley reported that, as of December 31, 2016, it had sole voting power with respect to 5,459,797 shares, shared voting power with respect to 15,904,956 shares, and sole dispositive power with respect to all shares shown in the table. The number and percentage of shares held by Barrow Hanley may have changed since the filing of the Schedule 13G.

(5)
Based on information obtained from a Schedule 13G filed with the SEC on February 10, 2017 by State Street Corporation ("State Street"). The address of State Street is State Street Financial Center, One Lincoln Street, Boston, MA 02111. State Street reported that, as of December 31, 2016, it had sole voting power with respect to 90,515 shares, shared voting power with respect to 16,526,506 shares, and shared dispositive power with respect to all shares shown in the table. The number and percentage of shares held by State Street may have changed since the filing of the Schedule 13G.

(6)	Includes 400 common shares held by Mr. Anderson's spouse.

(7)
Common shares listed as being beneficially owned by our non-management directors include (a) outstanding restricted share units ("RSUs") that may be settled within 60 days, as follows: Mr. Anderson—6,323 shares; Ms. Arnold—6,323 shares; Ms. Cox—6,323 shares; Mr. Darden—6,323 shares; Mr. Downey—6,323 shares; Ms. Hemingway Hall—4,475 shares; Mr. Jones—6,323 shares; Mr. Kenny—7,113 shares; Ms. Killefer—4,295 shares; and Mr. King—6,323 shares; and (b) phantom stock over which the participants have sole voting rights under our DCP, as follows: Mr. Anderson—62 shares; Ms. Arnold—1,188 shares; Mr. Darden—5,514 shares; and Mr. Kenny—5,379 shares.

(8)
Common shares listed as being beneficially owned by our named executives include (a) outstanding stock options that are currently exercisable or will be exercisable within 60 days, as follows: Mr. Barrett—1,320,419 shares; Mr. Casey—260,841 shares; Mr. Giacomin—123,751 shares; Mr. Kaufmann—346,477 shares; and Mr. Morford—141,120 shares; and (b) outstanding RSUs that will be settled within 60 days, as follows: Mr. Casey—10,006 shares; Mr. Giacomin—1,779 shares; and Mr. Kaufmann —13,341 shares.

(9)	Includes 10 common shares held by Mr. Kaufmann's spouse.

(10)
Common shares listed as being beneficially owned by all executive officers and directors as a group include (a) outstanding stock options for an aggregate of 2,281,968 shares that are currently exercisable or will be exercisable within 60 days; (b) an aggregate of 85,270 RSUs that may or will be settled in common shares within 60 days; and (c) an aggregate of 12,143 shares of phantom stock over which the participants have sole voting rights under our DCP.

(11)
"Additional Restricted and Performance Share Units" include vested and unvested RSUs and vested performance share units ("PSUs") that will not be settled in common shares within 60 days. RSUs and PSUs do not confer voting rights and generally are not considered "beneficially owned" shares under the SEC rules.

Compliance with Section 16(a) of the Exchange Act

Based solely upon a review of Forms 3, 4 and 5 furnished to us and written representations from our officers and directors, we believe that all of our officers and directors and all beneficial owners of 10% or more of any class of our registered equity securities timely filed all reports required under Section 16(a) of the Exchange Act during fiscal 2017.

Cardinal Health | 2017 Proxy Statement	21

Compensation Discussion and Analysis
Executive Summary

This Compensation Discussion and Analysis focuses on the compensation of the following executive officers (the "named executives") for fiscal 2017 and describes the executive compensation program and the decisions of the Compensation Committee under the program.

Name	Title
George S. Barrett	Chairman and Chief Executive Officer
Michael C. Kaufmann	Chief Financial Officer
Donald M. Casey Jr.	Chief Executive Officer—Medical Segment
Jon L. Giacomin	Chief Executive Officer—Pharmaceutical Segment
Craig S. Morford	Chief Legal and Compliance Officer
Fiscal 2017 Performance
In fiscal 2017, we took important actions to strengthen our market position, increase our scale, add new, long-term drivers of growth and improve the overall balance of our integrated portfolio.

•
In July 2017, we acquired the Patient Recovery Business from Medtronic plc for $6.1 billion. These well-established, industry-leading product lines are complementary to our medical product business, fit naturally into our customer offering and expand our global reach. The new portfolio will help us further expand our scope in the operating room, in long-term care facilities and in home healthcare, reaching customers across the entire continuum of care.

•
In our Pharmaceutical segment, our Specialty Solutions business had outstanding growth, expanding its therapeutic reach and growing its hospital and physician customer base, and we saw excellent performance from our Red Oak Sourcing generic sourcing venture with CVS Health Corporation.

•
In our Medical segment, our medical products distribution business had its strongest growth in recent years, and we continued to expand our Cardinal Health branded product portfolio with nearly 12,000 product SKUs in 850 categories, more than double from five years ago. We also saw excellent growth from our naviHealth business.

On the financial side:

•	Revenue increased 7% to a record $130.0 billion.

•	GAAP diluted EPS decreased 7% to $4.03, while non-GAAP diluted EPS‡ increased 3% to $5.40, reflecting a challenging generic pharmaceutical pricing environment.

•	Our Pharmaceutical segment grew revenue 7%, while segment profit decreased 12% largely driven by the generic pharmaceutical pricing environment, partially offset by the benefits from Red Oak Sourcing.

•	Our Medical segment grew revenue 9% and segment profit 25%, with profit growth being driven by contributions from the naviHealth business, Cardinal Health branded products and distribution services.

•	We returned $1.2 billion to shareholders, including $1.80 per share in dividends and $600 million in share repurchases.
Fiscal 2017 Key Compensation Decisions
For fiscal 2017, the Compensation Committee set the adjusted non-GAAP operating earnings goal for a 100% payout under our annual incentive plan higher than the prior fiscal year goal, and set the threshold for a 40% payout at 92% of that goal. While we achieved 89% of the goal, we did not achieve the threshold, largely as a result of the challenging generic pharmaceutical pricing environment. In recognition of our strategic and operational accomplishments during fiscal 2017, however, the Compensation Committee awarded payouts to our named executives other than Mr. Barrett at 25% of their respective targets under our annual incentive plan. Mr. Barrett declined to be considered for an annual incentive payout, and the Compensation Committee did not award him a payout. Cash compensation (salary plus annual incentive payout) for each of our named executives was down between 38% to 64% compared to the prior fiscal year.

___________

‡	We provide the reasons we use non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures on pages 18 through 20 of the Fiscal 2017 Form 10-K.

22	Cardinal Health | 2017 Proxy Statement

Compensation Discussion and Analysis

Results of 2016 Advisory Vote to Approve Executive Compensation and Shareholder Engagement
At the 2016 Annual Meeting of Shareholders, our say-on-pay advisory vote received 93% support. The Compensation Committee considered this vote—as well as shareholder feedback from our engagement efforts discussed below—as demonstrating strong support for our executive compensation program and determined to maintain the current structure of our executive compensation program when making compensation decisions for fiscal 2017.
We hold regular discussions with our largest shareholders and solicit feedback from our top 50 investors on corporate governance topics, including executive compensation. During fiscal 2017, we contacted governance professionals from our shareholders representing more than 50% of our outstanding shares. (See pages 13 and 14 for further detail about shareholder engagement.)
Compensation Philosophy and Practices

Our compensation program is designed to support our long-term growth, with accountability for key annual results. It has the following key objectives:

•	Reward performance. We tie most of executive pay to performance based on financial, operational and individual performance.

•	Drive stock ownership. Long-term incentive grants combined with stock ownership guidelines provide executives with meaningful ownership stakes and align their interests with shareholders.

•	Emphasize long-term incentive compensation. We emphasize performance and retention through the use of long-term incentive compensation, which supports sustainable long-term shareholder return.

•
Attract, retain and reward the best talent to achieve superior results for shareholders. We need to attract and retain top talent to drive superior results for our shareholders. We have structured our compensation programs to be competitive in the marketplace, with a focus on pay and performance alignment.

Executive Compensation Governance Features

WHAT WE HAVE		WHAT WE DON'T HAVE
✓	Significant portion of executive pay "at risk"	✗	No dividend equivalents on unvested PSUs or RSUs
✓	Different metrics for annual incentives and PSUs	✗	No repricing of underwater options without shareholder approval
✓	Caps on annual cash incentive and PSU payouts	✗	No hedging or pledging of company stock
✓	Minimum vesting period for long-term incentive awards	✗	No executive pensions or supplemental retirement plans
✓	Stock ownership guidelines for directors and executive officers	✗	No "single trigger" change of control arrangements
✓	Compensation recoupment ("clawback") provisions	✗	No excise tax gross-ups upon change of control
✓	Long-standing, proactive shareholder engagement program

Cardinal Health | 2017 Proxy Statement	23

Compensation Discussion and Analysis

Elements of Fiscal 2017 Compensation for Executive Officers

We have three elements of total direct compensation: base salary, annual incentives and long-term incentives. Long-term incentives consist of an equally-weighted mix of PSUs, stock options and RSUs. A significant portion of executive compensation is performance-based and at-risk (annual incentives, PSUs and stock options). At the beginning of the fiscal year, the Compensation Committee reviews targets for the named executives’ incentives and sets the performance goals under our annual incentive plan and PSUs. Following the end of the performance period, the Compensation Committee evaluates actual performance against the performance goals and determines payouts.

Chief Executive Officer Mix of Pay Elements

10% Base salary
15% Annual cash incentive
65% Performance-based pay
25% RSUs
75% Long-term incentive
25% Stock options
25% PSUs

Other Named Executives
Average Mix of Pay Elements
17% Base salary
17% Annual cash incentive
61% Performance-based pay
66% Long-term incentive
22% Stock options
22% RSUs
22% PSUs

Pay Element	Description and Purpose	Links to Business and Talent Strategies
Base salary	• Fixed cash compensation; reviewed annually and adjusted when appropriate • Set based on historic salary levels, market data, individual performance, experience and skills, and internal pay equity	• Competitive base salaries support our ability to attract and retain executive talent
Annual incentives	• Variable cash compensation based on achieving annual financial goals and operational and individual performance • Target as a percentage of base salary based on market data and internal pay equity	• Primary financial measure reflects our focus on operating earnings, with tangible capital modifier promoting efficient use of capital
Long-term incentives
•
Equally weighted between PSUs, stock options and RSUs
•
PSUs vest based on achieving the performance goal over a three-year period; stock options and RSUs vest ratably over three years
•
Target annual grant value based on market data and internal pay equity

•
Supports sustainable long-term shareholder return and closely aligns management's interests with shareholders'
•
PSU measures (non-GAAP diluted EPS growth and dividend yield) influence shareholder returns over the long term
•
Stock options and RSUs retain executive talent and promote focus on stock price appreciation

Base Salary

The Compensation Committee did not change Mr. Barrett's base salary during fiscal 2017. At the beginning of fiscal 2017, the Compensation Committee increased base salaries for Messrs. Kaufmann, Casey, Giacomin and Morford between 3% and 5% based on individual performance, an assessment of market data for their roles and internal pay equity.

24	Cardinal Health | 2017 Proxy Statement

Compensation Discussion and Analysis

Annual Incentive Compensation

While we achieved 89% of our earnings goal, we did not achieve the threshold for a 40% payout under our annual incentive plan, largely as a result of the challenging generic pharmaceutical pricing environment. In recognition of our strategic and operational accomplishments during fiscal 2017, however, the Compensation Committee awarded payouts to our named executives other than Mr. Barrett at 25% of their respective targets under our annual incentive plan, and approved a 33% enterprise funding percentage for the remainder of the organization. Mr. Barrett declined to be considered for an annual incentive payout, and the Compensation Committee did not award him a payout. Cash compensation (salary plus annual incentive payout) for each of our named executives was down between 38% to 64% compared to the prior fiscal year.

At the beginning of fiscal 2017, the Compensation Committee set the goal of $3,089 million of adjusted non-GAAP operating earnings, which, if achieved, would fund a 100% payout. This goal represented 5% growth compared to the prior fiscal year. In order to fund a 40% payout, we had to achieve a threshold of $2,853 million (or 92% of the goal). Our actual performance of $2,734 million (or 89% of the goal) fell short of that threshold. (We describe how we calculate adjusted non-GAAP operating earnings under “Annual Cash Incentive and PSU Performance Measure Calculations” on page 34.)

(in millions)	Actual	Threshold	Goal	Maximum	Comments
Adjusted non-GAAP operating earnings	$2,734	$2,853	$3,089	$3,749	Achieved 89% of the goal
Enterprise funding percentage (1)	33%	40%	100%	200%

(1)	Had we achieved threshold performance, the enterprise funding percentage would have been subject to adjustment up or down by up to 10 percentage points based on tangible capital performance.
In exercising its discretion to award annual incentive payouts, the Compensation Committee considered the following strategic and operational accomplishments during fiscal 2017:

•	strategy, deal execution and financing efforts for the Patient Recovery Business acquisition;

•	outstanding growth in our Specialty Solutions and Nuclear Pharmacy Services businesses and excellent performance from Red Oak Sourcing;

•
significant and timely progress on the Pharmaceutical segment's project to replace certain finance and operating information systems and the pharmaceutical distribution business's SG&A expense control; and

•	strong performance of the naviHealth business and the Medical segment's distribution services.

Name	Target (Percent of Base Salary)	Target Amount ($)	Actual Amount ($)	Actual (Percent of Target)
Barrett	150	1,980,000	0	0
Kaufmann	100	746,438	186,609	25
Casey	100	705,014	176,253	25
Giacomin	100	567,151	141,788	25
Morford	85	469,328	117,332	25
Long-Term Incentive Compensation

At the beginning of fiscal 2017, the Compensation Committee awarded Mr. Barrett long-term incentive compensation with a total value of $9.5 million, consistent with the target value in his employment agreement. The Compensation Committee increased Mr. Kaufmann's, Casey's and Giacomin's targets to

$2.85 million, in each case based on market data and internal pay equity considerations. The Committee increased Mr. Morford's target to $1.55 million based on the additional responsibilities he assumed following the Cordis acquisition, leadership transitions within the Legal and Compliance organization and market data.

Cardinal Health | 2017 Proxy Statement	25

Compensation Discussion and Analysis

We equally weight our long-term incentive grants between PSUs, stock options and RSUs and may adjust annual grants from target to reflect individual performance, retention or succession planning.
Fiscal 2017 Long-Term Incentive Grants

Name	Annual Grant Target ($)	Actual Grants
		Stock Options ($)	RSUs ($)	Target PSUs ($)	Total ($)
Barrett	9,500,000	3,166,667	3,166,667	3,166,667	9,500,001
Kaufmann	2,850,000	997,500	997,500	950,000	2,945,000
Casey	2,850,000	997,500	997,500	950,000	2,945,000
Giacomin	2,850,000	950,000	950,000	950,000	2,850,000
Morford	1,550,000	516,667	516,667	516,667	1,550,001
Fiscal 2017-2019 PSU Grants
For the PSUs granted at the beginning of fiscal 2017 (the "Fiscal 17-19 PSUs"), the Compensation Committee set the three-year performance goal based on the sum of non-GAAP diluted EPS compound annual growth rate ("CAGR") and average annual dividend yield, which are the same performance measures we used for PSU grants made in prior years. These measures influence total shareholder return over the long term and align management's interests with shareholders'. These measures reflect operating performance as well as capital deployment through acquisitions, dividends and share repurchases. We describe how we calculate these measures under “Annual Cash Incentive and PSU Performance Measure Calculations” on page 34.
While we stated the performance goal in absolute terms, as in years past, we established the goal factoring in relative market data. We considered historical data for diluted EPS growth rate and dividend yield of the Standard & Poor's ("S&P") 500 Index, the S&P 500 Healthcare Index and our Comparator Group, which is discussed on page 28. We also took into account our company-specific long-term outlook, as well as analysts' estimates of future performance of Comparator Group companies.
The table below shows the funding percentages set for the three-year period for varying levels of performance.

	Performance (%)	Funding Percentage
Threshold	7.0	50
Goal	12.0	100
Maximum	17.0	200

Fiscal 2015-2017 PSU Payouts
In August 2017, the Compensation Committee certified the payout of the PSUs granted at the beginning of fiscal 2015 (the "Fiscal 15-17 PSUs") based on performance against the non-GAAP diluted EPS CAGR and average annual dividend yield goal. The table below shows the funding percentages at varying levels of performance over the three-year period and the actual funding percentage.

	Performance (%)		Funding Percentage
Threshold	7.0		50
Goal	12.0		100
Maximum	17.0		200
Actual	14.1	(1)	133

(1)
Non-GAAP diluted EPS CAGR was 11.9% and average annual dividend yield was 2.2% over the performance period. As permitted by the terms of the PSU agreements, the Compensation Committee excluded the respective $0.02 and $0.04 per share net positive effect of certain discrete tax items from fiscal 2014 and 2017 non-GAAP diluted EPS.

The following table shows the target and earned Fiscal 15-17 PSUs for our named executives.

Name	Target Number of Shares (#)	Number of Shares Earned (#)

Barrett	37,333	49,653
Kaufmann	9,800	13,034
Casey	9,800	13,034
Giacomin	8,253	10,976
Morford	5,600	7,448

26	Cardinal Health | 2017 Proxy Statement

Compensation Discussion and Analysis

Other Elements of Compensation

Deferred Compensation and 401(k) Savings Plans
We maintain a DCP and 401(k) Savings Plan to allow the vast majority of our employees based in the United States and Puerto Rico to accumulate value on a tax-deferred basis and to be competitive in recruiting and retaining talent. Our DCP permits certain management employees, including the named executives, to defer payment and taxation of a portion of their salary and annual incentive compensation into a variety of different investment alternatives. We may make matching contributions to the deferred balances of participants, subject to limits discussed under “Deferred Compensation” on page 36. We also may make non-matching contributions to the 401(k) Savings Plan and DCP based on pre-established performance goals on the same basis for all employees. We did not exceed the pre-established performance goal for fiscal 2017 and accordingly did not make any non-matching contributions for fiscal 2017. Named executives also may elect to defer payment and taxation of PSUs and RSUs.
Other Benefits and Perquisites
Mr. Barrett's employment agreement provides that he may use our corporate aircraft for personal travel. He does not receive tax reimbursement for any imputed income associated with personal travel. The Compensation Committee encourages Mr. Barrett to use corporate aircraft for personal travel as it increases his time available for business purposes and enhances his safety and security. During fiscal 2017, the Compensation Committee set Mr. Barrett's personal travel allowance at $150,000. Consistent with Mr. Barrett's employment agreement, any personal travel that would cause the amount reported in our annual proxy statement to exceed $150,000 requires advance approval from the Compensation Committee. Under an aircraft time sharing agreement with Mr. Barrett, he may reimburse us for incremental costs when he uses the aircraft for personal travel; reimbursed travel does not count against the $150,000 allowance.
Severance and Change of Control Benefits
Mr. Barrett's employment agreement provides for benefits payable upon specified employment termination events. Mr. Barrett will receive cash severance equal to two times the sum of his annual base salary and his target bonus payable in 24 equal monthly installments if we terminate his employment without "cause,” or if he terminates employment for “good reason.” He also will receive a prorated bonus for the year of termination based on actual achievement of performance goals and his vested stock options will remain exercisable for two years. Mr. Barrett's employment agreement does not provide for special treatment of any unvested equity awards.
We discuss our limited severance payments and benefits in detail under “Potential Payments on Termination of Employment or Change of Control” beginning on page 38. We do not have any agreements to provide change-of-control excise tax gross-ups.
Our Board has a policy requiring us to obtain shareholder approval of severance agreements with our executives that provide cash severance benefits that exceed 2.99 times the sum of base salary and bonus.
Our Policies, Guidelines and Practices Related to Executive Compensation

Role of Compensation Committee’s Compensation Consultant
The Compensation Committee has retained Frederic W. Cook & Co., Inc. ("Cook") as its independent executive compensation consultant since 2011.
The nature and scope of Cook's engagement consist primarily of:

•	participating in meetings of the Compensation Committee;

•	providing compensation data on the Comparator Group; and

•
providing support, advice and recommendations related to compensation for our Chief Executive Officer and other executive officers, the design of our executive compensation program (including the plan design for annual and long-term incentives), the composition of our Comparator Group and director compensation.

The Compensation Committee has made an assessment under factors set forth in NYSE rules and concluded that Cook is independent and that the firm's work for the Compensation Committee did not raise any conflicts of interest.
Role of Executive Officers
Our Chief Executive Officer and Chief Human Resources Officer participate in Compensation Committee meetings to make recommendations as to design and compensation amounts, to present performance assessments of the named executives (other than our Chief Executive Officer) and, together with our Chief Financial Officer, to discuss our financial and operational performance.
Our Chief Executive Officer reviewed fiscal 2017 performance objectives with the Compensation Committee at the beginning of the fiscal year, including financial objectives and non-financial objectives for customer, strategic and talent priorities. The

Cardinal Health | 2017 Proxy Statement	27

Compensation Discussion and Analysis

Compensation Committee reviews and discusses the performance and compensation of our Chief Executive Officer in executive session and with the Lead Director. The Chief Executive Officer does not participate in decisions regarding his own compensation.
Comparator Group
The Compensation Committee establishes target compensation levels based on a variety of factors, including data from a "Comparator Group" of similarly situated public companies, which helps the Committee to assess whether our executive pay remains reasonable and competitive in the marketplace. Developed with the assistance of Cook, our Comparator Group reflects the industry in which we primarily compete for executive talent and includes direct competitors and other companies in the healthcare field. Our Comparator Group also includes air/freight and logistics companies because of those companies' similar business models. The following companies comprised the Comparator Group for fiscal 2017 executive pay decisions:

Aetna	Express Scripts	Quest Diagnostics
AmerisourceBergen	FedEx	Sysco
Anthem	Henry Schein	Thermo Fisher Scientific
Baxter International	Humana	United Parcel Service
Becton, Dickinson	Kimberly-Clark*	UnitedHealth Group
Boston Scientific	LabCorp	Walgreens Boots Alliance
CIGNA	McKesson
CVS Health	Owens & Minor
* Removed for fiscal 2018 executive pay decisions.
The Committee, working with its compensation consultant, periodically reviews the group's composition to ensure that the companies remain relevant for comparison purposes. The Committee used the following screening criteria when it last reviewed the Comparator Group's composition:

•	revenue ranging from 0.2 to 2 times our annual revenue;

•	market capitalization ranging from 0.2 to 5 times our market capitalization;

•	inclusion in the peer group of 5 or more of the other companies in our Comparator Group; and

•	inclusion in our Global Industry Classification Standard (GICS) sub-industry group, Health Care Equipment and Services.
Our revenue has been in the top quintile of the Comparator Group, while our market capitalization has been in the third quintile.
Our Compensation Committee compares total direct compensation (base salary plus annual and long-term incentives) against the 50th percentile of the Comparator Group as a reference point in setting target compensation levels. In addition to competitive market data, the Committee also considers internal pay equity and an executive’s experience and scope of responsibility, individual performance, potential and unique or hard-to-replace skills, as well as retention concerns.
Risk Assessment of Compensation Programs
Management has assessed our compensation programs and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Cardinal Health. This risk assessment included reviewing the design and operation of our compensation programs, identifying and evaluating situations or compensation elements that could raise more significant risks and evaluating other controls and processes designed to identify and manage risk. The Compensation Committee reviewed and discussed the risk assessment and Cook reviewed the risk assessment and concurred with management's conclusion.
Stock Ownership Guidelines
We have stock ownership guidelines to align the interests of executive officers and directors with the interests of our shareholders. The guidelines specify a dollar value (expressed as a multiple of salary or cash retainer) of shares that executive officers and directors must accumulate and hold while serving in these positions. All named executives exceed the required ownership level.

Multiple of Base Salary/ Annual Cash Retainer
Chairman and Chief Executive Officer	6x
Chief Financial Officer and Segment CEOs	4x
Other executive officers	3x
Non-management directors	5x
We count common shares, RSUs and phantom shares held through the DCP under the stock ownership guidelines. Executive officers and directors must retain 100% of the net after-tax shares received under any equity awards until they satisfy the required ownership levels.
Potential Impact on Compensation from Executive Misconduct ("Clawbacks")
Our incentive plans and agreements provide that we may require repayment of cash incentives and gains realized under equity awards and cancel outstanding equity awards in specified instances of executive misconduct. In addition, in August 2017, we amended our incentive plan to provide that any cash award paid to an executive officer will be subject to repayment if the executive officer commits a material violation of law or of our Standards of Business Conduct that causes material financial harm to us.

28	Cardinal Health | 2017 Proxy Statement

Compensation Discussion and Analysis

We will disclose publicly the incentive compensation forfeitures or repayments from our executive officers if required by law or if we have already disclosed publicly the underlying event triggering the forfeiture or repayment and the disclosure would not violate any individual’s privacy rights, is not likely to result in or exacerbate any existing or threatened employee, shareholder or other litigation, arbitration, investigation or proceeding against us and is not otherwise prohibited.
We discuss these provisions in more detail under “Potential Impact on Compensation from Executive Misconduct ("Clawbacks")” on page 34.
Hedging and Pledging Shares
Our Board has adopted a policy prohibiting all employees and directors from engaging in short sales, publicly traded options, puts and calls, forward sale contracts and other swap, hedging and derivative transactions relating to our securities. The Board also has adopted a policy prohibiting our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.
Equity Grant Practices
The Compensation Committee typically approves the annual equity grant in August of each year and sets August 15 as the grant date. The Compensation Committee expects the annual grant date to follow the release of earnings for the prior fiscal year in early August, without regard to whether we are aware of material nonpublic information.

Equity Dilution Practices
Our fiscal 2017 annual equity run rate was 0.8%. We calculate our equity run rate as the total number of shares subject to equity awards granted in the fiscal year divided by the weighted average number of our common shares outstanding during the fiscal year.
Minimum Vesting of Equity Grants
We recently added one-year minimum vesting provisions to our 2011 Long-Term Incentive Plan (the "2011 LTIP"). We discuss these provisions in more detail under “2011 Long-Term Incentive Plan” on page 33.
Tax Matters
Section 162(m) of the Internal Revenue Code ("Code") precludes us from taking a tax deduction for non-performance-based compensation in excess of $1 million paid in any fiscal year to our Chief Executive Officer and three other most highly compensated executive officers (other than the Chief Financial Officer). While we intend annual cash incentive, PSU and stock option awards to qualify as performance-based compensation within the meaning of Section 162(m) and, as such, to be fully deductible, due to the complexity of Section 162(m), amounts intended to qualify as "performance-based compensation" may not satisfy applicable requirements. In addition, we maintain flexibility to operate our compensation programs in a manner designed to promote varying company goals. For purposes of qualifying payments as performance-based compensation under Section 162(m), the Compensation Committee established the performance criteria of $900 million in non-GAAP operating earnings for fiscal 2017 annual cash incentive awards and $1.00 of non-GAAP diluted EPS in fiscal 2017 for the Fiscal 15-17 PSUs, both of which we exceeded.
Executive Compensation
Human Resources and Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Cardinal Health’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017.
Submitted by the Human Resources and Compensation Committee of the Board.
David P. King, Chairman
Carrie S. Cox
Calvin Darden
Nancy Killefer

Cardinal Health | 2017 Proxy Statement	29

Executive Compensation

Executive Compensation Tables

The table below summarizes fiscal 2017 compensation for our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers at June 30, 2017, the end of our fiscal 2017.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
George S. Barrett Chairman and Chief Executive Officer	2017	1,320,000	—	6,333,255	3,166,434	—	—	165,488	10,985,177
	2016	1,320,000	—	6,491,739	3,330,665	2,386,755	—	131,928	13,661,087
	2015	1,320,000	—	5,983,334	3,320,657	2,510,508	—	135,232	13,269,731
Michael C. Kaufmann Chief Financial Officer	2017	746,438	186,609	1,947,561	997,432	—	—	14,979	3,893,019
	2016	721,311	—	1,575,006	826,402	880,723	—	27,251	4,030,693
	2015	688,630	—	4,540,005	841,018	1,053,260	—	36,338	7,159,251
Donald M. Casey Jr. Chief Executive Officer—Medical Segment	2017	705,014	176,253	1,947,561	997,432	—	—	10,800	3,837,060
	2016	671,311	—	1,505,062	806,369	894,188	—	22,830	3,899,760
	2015	650,000	—	3,005,055	805,967	618,118	—	31,653	5,110,793
Jon L. Giacomin Chief Executive Officer—Pharmaceutical Segment	2017	567,151	141,788	1,900,060	949,930	—	—	14,966	3,573,895
	2016	542,623	—	1,400,062	701,196	602,314	—	27,770	3,273,965
	2015	480,685	—	1,237,482	629,304	679,692	—	37,170	3,064,333
Craig S. Morford Chief Legal and Compliance Officer	2017	552,151	117,332	1,033,386	516,631	—	—	14,967	2,234,467
	2016	531,311	—	1,620,055	420,707	576,487	—	37,579	3,186,139
	2015	510,000	—	800,016	400,477	559,598	—	35,453	2,305,544

(1)
As discussed in Compensation Discussion and Analysis above, while we did not achieve the performance threshold for a 40% payout under our annual incentive plan, the Compensation Committee, in its discretion, awarded payouts to our named executives other than Mr. Barrett at 25% of their respective targets under under the Management Incentive Plan (the "MIP"). Mr. Barrett declined to be considered for an annual incentive payout, and the Compensation Committee did not award him a payout.

(2)
The amounts reported represent the aggregate grant date fair value of PSUs (at target) and RSUs granted during each fiscal year. The amounts reported in each fiscal year do not represent amounts paid to or realized by the named executives. See the Grants of Plan-Based Awards for Fiscal 2017 table on page 32 and the accompanying footnotes for information on the grant date fair value of each award granted in fiscal 2017. The value of the Fiscal 17-19 PSUs granted during fiscal 2017 assuming achievement of the maximum 200% funding would be: Mr. Barrett—$6,333,255; Mr. Kaufmann—$1,900,060; Mr. Casey—$1,900,060; Mr. Giacomin—$1,900,060; and Mr. Morford—$1,033,386. The named executives may never realize any value from the PSUs.

(3)
The amounts reported represent the grant date fair value of nonqualified stock options granted during each fiscal year and do not represent amounts paid to or realized by the named executives. See the Grants of Plan-Based Awards for Fiscal 2017 table on page 32 and the accompanying footnotes for information on the grant date fair value of stock options granted during fiscal 2017 and the assumptions used in determining the grant date fair value. The named executives may never realize any value from these stock options, and to the extent they do, the amounts realized may be more or less than the amounts reported above.

(4)	The elements of compensation included in the “All Other Compensation” column for fiscal 2017 are set forth in the table below.

30	Cardinal Health | 2017 Proxy Statement

Executive Compensation

The amounts shown for “All Other Compensation” for fiscal 2017 include (a) company matching contributions to the named executive’s account under our 401(k) plan; (b) company matching contributions to the named executive’s account under our DCP; and (c) perquisites, in the following amounts:

Name	Company 401(k) Savings Plan Contributions ($)	Company Deferred Compensation Plan Contributions ($)	Perquisites ($)(a)	Total ($)
Barrett	10,800	4,000	150,688	165,488
Kaufmann	10,800	4,179	—	14,979
Casey	10,800	0	—	10,800
Giacomin	10,800	4,166	—	14,966
Morford	10,800	4,167	—	14,967

(a)
The amounts shown include the value of perquisites and other personal benefits if the aggregate value exceeded $10,000. Where we report perquisites and other personal benefits, we quantify each perquisite or personal benefit if it exceeds $25,000. The amount reported for Mr. Barrett for fiscal 2017 included the incremental cost to us of his personal use of corporate aircraft ($149,731) and home security system monitoring fees.

We own corporate aircraft and lease other aircraft. We calculate the incremental cost of personal use of corporate aircraft based on the average cost of fuel, average trip-related maintenance costs, crew travel expenses, per flight landing fees, hangar and parking costs and smaller variable costs, offset by any timeshare payments by the executive. Since we use our aircraft primarily for business travel, we do not include fixed costs, such as depreciation, pilot salaries and certain maintenance costs. Mr. Barrett receives up to $150,000 in personal use of corporate aircraft without advance approval of the Compensation Committee. He does not receive tax reimbursement for any imputed income associated with personal travel. We have an aircraft time sharing agreement with Mr. Barrett under which he is permitted to reimburse us for the incremental costs of his personal use of corporate aircraft consistent with Federal Aviation Administration regulations; reimbursed travel does not count against the $150,000 authorization.
CEO Employment Agreement
Mr. Barrett is the only executive officer with an employment agreement. In August 2015, we entered into an amendment with Mr. Barrett to his employment agreement to provide that he will continue to serve as Chairman and Chief Executive Officer until the earlier of the date of our Annual Meeting of Shareholders following June 30, 2018 or December 31, 2018, subject to earlier termination in accordance with its terms.
As amended, the employment agreement provides, among other things, for Mr. Barrett:

•	to receive an annual base salary of at least $1,320,000;

•
to participate in our annual cash incentive award program with a target annual award of at least 150% of his annual base salary, payable based on performance objectives that our Compensation Committee determines in consultation with him; and

•
to receive an annual long-term incentive award grant comprised of PSUs, stock options, RSUs and other incentives as determined by the Committee with a target value of $9,500,000, with each annual award subject to the Board's discretion based on both company and individual performance.

The agreement also provides that Mr. Barrett receives personal use of corporate aircraft, which currently is a maximum of $150,000.

Cardinal Health | 2017 Proxy Statement	31

Executive Compensation

Grants of Plan-Based Awards for Fiscal 2017
The table below supplements our Summary Compensation Table by providing additional information about our plan-based compensation for fiscal 2017.

Name/ Award Type	Grant Date	Approval Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Potential Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Barrett
Annual Incentive		8/4/2016	792,000	1,980,000	3,960,000
PSUs	8/15/2016	8/4/2016				19,033	38,065	76,130				3,166,627
Option	8/15/2016	8/4/2016								189,380	83.19	3,166,434
RSUs	8/15/2016	8/4/2016							38,065			3,166,627
Kaufmann
Annual Incentive		8/4/2016	298,575	746,438	1,492,876
PSUs	8/15/2016	8/4/2016				5,710	11,420	22,840				950,030
Option	8/15/2016	8/4/2016								59,655	83.19	997,432
RSUs	8/15/2016	8/4/2016							11,991			997,531
Casey
Annual Incentive		8/4/2016	282,005	705,014	1,410,028
PSUs	8/15/2016	8/4/2016				5,710	11,420	22,840				950,030
Option	8/15/2016	8/4/2016								59,655	83.19	997,432
RSUs	8/15/2016	8/4/2016							11,991			997,531
Giacomin
Annual Incentive		8/4/2016	226,860	567,151	1,134,302
PSUs	8/15/2016	8/4/2016				5,710	11,420	22,840				950,030
Option	8/15/2016	8/4/2016								56,814	83.19	949,930
RSUs	8/15/2016	8/4/2016							11,420			950,030
Morford
Annual Incentive		8/4/2016	187,731	469,328	938,656
PSUs	8/15/2016	8/4/2016				3,106	6,211	12,422				516,693
Option	8/15/2016	8/4/2016								30,899	83.19	516,631
RSUs	8/15/2016	8/4/2016							6,211			516,693

(1)	This information relates to annual cash incentive award opportunities with respect to fiscal 2017 performance.

(2)
"Equity Incentive Plan Awards" are PSUs granted during the fiscal year under our 2011 LTIP that are eligible to vest after a three-year performance period based on the sum of (i) non-GAAP diluted EPS CAGR and (ii) average annual dividend yield. We accrue cash dividend equivalents that are payable when, and only to the extent that, the PSUs vest.

(3)
"All Other Stock Awards" are RSUs granted during the fiscal year under our 2011 LTIP that vest ratably over three years and accrue cash dividend equivalents that are payable when, and only to the extent that, the RSUs vest.

(4)	"All Other Option Awards" are nonqualified stock options granted during the fiscal year under our 2011 LTIP that vest ratably over three years and have a term of 10 years.

(5)	The stock options have an exercise price equal to the closing price of our common shares on the NYSE on the grant date.

(6)
We valued the PSUs and RSUs by multiplying the closing price of our common shares on the NYSE on the grant date ($83.19) by the number of PSUs (at target) and RSUs awarded. We valued the stock options granted utilizing a lattice model with the following assumptions: expected stock option life: 7.05 years; dividend yield: 2.16%; risk-free interest rate: 1.42%; and expected volatility: 23.86%. The amounts reported represent the grant date fair value and do not represent amounts paid to or realized by the named executives. The named executives may never realize any value from the PSUs or stock options. To the extent they realize value from stock options, the amounts realized may be more or less than the amounts reported above.

32	Cardinal Health | 2017 Proxy Statement

Executive Compensation

Management Incentive Plan
Our key executive employees, including our named executives, were eligible to receive fiscal 2017 annual cash incentive awards under our MIP. The Compensation Committee establishes "performance criteria" during the first three months of each fiscal year and may establish "performance goals" (which criteria and goals may vary from year to year). For fiscal 2017, the Compensation Committee established the performance criterion of $900 million in non-GAAP operating earnings. This performance criterion was intended to allow payments under the MIP to qualify as performance-based compensation under Section 162(m) of the Code and to be fully tax deductible by us. The named executives would not receive any payout under the MIP unless we achieved this threshold.
As discussed in the Compensation Discussion and Analysis, the Compensation Committee also set a performance goal of adjusted non-GAAP operating earnings, and established a matrix of potential funding percentages based upon achievement of varying levels of earnings, subject to adjustment based on tangible capital performance. The funding percentage determines the total pool for annual incentive awards under the MIP.
Adjusted non-GAAP operating earnings is based on the non-GAAP operating earnings measure that we use in our presentations with shareholders, which is one of our primary measures of operating performance, but is adjusted to exclude certain variable, performance-based compensation expenses. Tangible capital focuses on the efficient use of capital. We describe how we calculate these measures under "Annual Cash Incentive and PSU Performance Measure Calculations” on page 34.
The MIP allows the Compensation Committee, in its discretion, to make annual incentive awards to named executives if we do not achieve the threshold level for the performance goal, but we achieve the performance criterion. As discussed in the Compensation Disclosure and Analysis, our actual fiscal 2017 adjusted non-GAAP operating earnings fell below the threshold level for the performance goal, but we exceeded the performance criterion of $900 million in non-GAAP operating earnings. For our named executives other than Mr. Barrett, the Committee recognized our fiscal 2017 strategic and operational accomplishments and, in its discretion, awarded payouts at 25% of their respective targets. Mr. Barrett declined to be considered for an annual incentive payout, and the Compensation Committee did not award him a payout.
As we previously disclosed, beginning in fiscal 2018, we administer our annual cash incentive program under our 2011 LTIP in order to have a single plan for all of our executive incentive compensation.

2011 Long-Term Incentive Plan
Under our 2011 LTIP, we may grant stock options, stock appreciation rights, stock awards, other stock-based awards and cash awards to employees. During fiscal 2017, we granted PSUs, nonqualified stock options and RSUs to our named executives, as shown in the Grants of Plan-Based Awards for Fiscal 2017 table on page 32, under the 2011 LTIP. The plan provides for “double-trigger” accelerated vesting in connection with a change of control, under which the vesting of awards will accelerate only if there is a qualifying termination within two years after the change of control or if the surviving entity does not provide qualifying replacement awards.
We recently added one-year minimum vesting provisions to our 2011 LTIP. Under these provisions, stock options and stock awards are subject to a one-year vesting condition, except upon a change of control, upon the death or disability of the grantee or for up to an aggregate not to exceed 5% of the total number of shares provided for in the 2011 LTIP.
PSUs granted under the 2011 LTIP settle following the end of a performance period by the issuance of a number of our common shares, which may be a fraction or multiple of the target number of PSUs subject to an award. Issuance of the shares is subject to both continued employment and the achievement of performance criteria and goals established by the Compensation Committee (which may vary from award to award).
The Compensation Committee establishes PSU performance criteria and goals during the first three months of each performance period. For the PSUs granted during fiscal 2017, the Compensation Committee established the performance criterion of non-GAAP diluted EPS for our fiscal year ending June 30, 2019 equal to or greater than $1.00 per share. This performance criterion is intended to allow the PSUs to be performance-based compensation under Section 162(m) of the Code and to be fully tax deductible by us.
As discussed in the Compensation Discussion and Analysis, the Compensation Committee also established a three-year performance goal under the PSUs granted during fiscal 2017 based upon the achievement of the sum of non-GAAP diluted EPS CAGR and average annual dividend yield over the performance period. A participant can receive 50% of target PSUs if we attain threshold performance and can receive up to 200% of target PSUs for above-target performance. A participant will receive no shares under the PSUs if we do not attain threshold performance. We describe how we calculate these measures under "Annual Cash Incentive and PSU Performance Measure Calculations” on page 34.

Cardinal Health | 2017 Proxy Statement	33

Executive Compensation

Annual Cash Incentive and PSU Performance Measure Calculations

Award	Performance Measure	Calculation
Annual Cash Incentive	Adjusted non-GAAP operating earnings(1)
Non-GAAP operating earnings(2) adjusted to exclude annual cash incentive expense to the extent below or above target performance, contributions to the DCP and 401(k) Savings Plan when we exceed pre-established performance goals and income or expense related to the performance of our DCP assets that is included within distribution, selling, general and administrative expenses in our consolidated statement of earnings.

	Tangible capital(1)	12-month average of total assets, less total liabilities (other than interest-bearing long-term obligations), goodwill and other intangibles, net, and cash and equivalents.
PSUs	Sum of non-GAAP diluted EPS CAGR and average annual dividend yield
Non-GAAP diluted EPS CAGR is non-GAAP diluted EPS(3) for the last fiscal year of the performance period divided by non-GAAP diluted EPS for the last fiscal year preceding the performance period; the quotient is then raised to the power of one divided by the number of years in the performance period.

Average annual dividend yield is the sum of all cash dividends paid per share during a performance period divided by the number of years in the performance period; the quotient is then divided by our closing share price on the grant date.

(1)
We generally exclude the results of acquired or divested businesses from the adjusted non-GAAP operating earnings and tangible capital calculations if they are not included in our Board-approved annual budget. Accordingly, we excluded a few small acquisitions for fiscal 2017. The Compensation Committee also may make other adjustments to adjusted non-GAAP operating earnings and tangible capital for purposes of determining whether we achieved our performance goals, although none were made for fiscal 2017.

(2)
Non-GAAP operating earnings is operating earnings, excluding LIFO inventory credits and charges, restructuring and employee severance costs, amortization and other acquisition-related costs, impairments and gains and losses on disposal of assets and net litigation recoveries and charges.

(3)
Non-GAAP diluted EPS is non-GAAP net earnings from continuing operations attributable to Cardinal Health, Inc. divided by the diluted weighted average shares outstanding. Non-GAAP net earnings from continuing operations attributable to Cardinal Health, Inc. is net earnings attributable to Cardinal Health, Inc., adjusted to exclude earnings and losses from discontinued operations, LIFO inventory credits and charges, restructuring and employee severance costs, amortization and other acquisition-related costs, impairments and gains and losses on disposal of assets, net litigation recoveries and charges, loss on extinguishment of debt and tax benefits and expenses associated with each of the items mentioned above. For purposes of the PSUs, the Compensation Committee may approve adjustments to how we calculate non-GAAP net earnings attributable to Cardinal Health, Inc. to reflect a change by us to the definition of that measure as presented to investors, exceptional acquisitions or divestitures, changes in accounting principles or other exceptional items that are not reflective of our operating performance.

In addition to determining incentive compensation, we use the non-GAAP financial measures referenced above internally to evaluate our performance, evaluate the balance sheet, and engage in financial and operational planning because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors.
Potential Impact on Compensation from Executive Misconduct ("Clawbacks")
The MIP and 2011 LTIP both authorize us to seek repayment of incentive awards from a participant if that participant engages in misconduct that causes or contributes to the need to restate previously filed financial statements and the payment was based on financial results that we subsequently restate. In addition, incentive awards granted under these plans may be subject to repayment if a participant commits misconduct, including a breach of our Standards of Business Conduct or violation of an applicable non-competition or confidentiality agreement.

Under our stock option, PSU and RSU agreements, unexercised stock options, unvested PSUs and RSUs and certain vested PSUs and RSUs are forfeited if the holder breaches our Standards of Business Conduct, discloses confidential information, commits fraud, gross negligence or willful misconduct, solicits business or our employees, disparages us or engages in competitive actions while employed by Cardinal Health or during a set time period after termination of employment. We also may require the holder to repay the gross gain realized from any stock option exercises or the value of the PSUs and RSUs settled within a set time period prior to such conduct.
Mr. Barrett’s employment agreement gives Cardinal Health the right to repayment of any bonus or other compensation paid to him if he engaged in misconduct that caused or materially contributed to the need to restate financial statements and, if based on the financial statements as restated, he otherwise would not have received such compensation. This right of repayment applies to compensation granted or vesting within three years of the date on which we originally filed the subject financial statements with the SEC.

34	Cardinal Health | 2017 Proxy Statement

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2017
The table below shows the number of shares underlying exercisable and unexercisable stock options and unvested PSUs and RSUs held by our named executives on June 30, 2017.

Name	Option Awards					Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(3)
Barrett	8/15/2011	308,302	—	41.60	8/15/2021
	8/15/2012	330,738	—	39.81	8/15/2022
	8/15/2013	279,770	—	51.49	8/15/2023
	8/15/2014	141,346	70,674	71.43	8/15/2024
	8/15/2015	63,231	126,464	84.27	8/15/2025
	8/15/2016	—	189,380	83.19	8/15/2026
						79,848	(4)	6,221,756	106,264	(5)	8,280,091
Kaufmann	8/15/2011	76,909	—	41.60	8/15/2021
	8/15/2012	96,291	—	39.81	8/15/2022
	8/15/2013	68,316	—	51.49	8/15/2023
	8/15/2014	35,798	17,900	71.43	8/15/2024
	8/15/2015	15,689	31,378	84.27	8/15/2025
	8/15/2016	—	59,655	83.19	8/15/2026
						35,779	(6)	2,787,900	27,644	(7)	2,154,020
Casey	8/15/2012	83,731	—	39.81	8/15/2022
	8/15/2013	75,148	—	51.49	8/15/2023
	8/15/2014	34,306	17,154	71.43	8/15/2024
	8/15/2015	15,308	30,618	84.27	8/15/2025
	8/15/2016	—	59,655	83.19	8/15/2026
						32,123	(8)	2,503,024	27,051	(9)	2,107,814
Giacomin	8/15/2012	26,166	—	39.81	8/15/2022
	8/15/2013	21,349	—	51.49	8/15/2023
	8/15/2014	9,766	4,884	71.43	8/15/2024
	9/15/2014	16,024	8,013	74.96	9/15/2024
	8/15/2015	13,312	26,624	84.27	8/15/2025
	8/15/2016	—	56,814	83.19	8/15/2026
						19,807	(10)	1,543,361	24,993	(11)	1,947,455
Morford	8/15/2011	12,795	—	41.60	8/15/2021
	8/15/2012	37,444	—	39.81	8/15/2022
	8/15/2013	39,038	—	51.49	8/15/2023
	8/15/2014	17,046	8,524	71.43	8/15/2024
	8/15/2015	7,987	15,974	84.27	8/15/2025
	8/15/2016	—	30,899	83.19	8/15/2026
						20,758	(12)	1,617,463	15,301	(13)	1,192,254

(1)	These stock options vest 33% on the first, second and third anniversaries of the grant date.

(2)	The market value is the product of $77.92, the closing price of our common shares on the NYSE on June 30, 2017, and the number of unvested stock awards.

(3)
Fiscal 15-17 PSUs are actual amounts that vested upon our achieving the performance goal over the performance period. Based on current performance in accordance with the SEC rules, PSUs for the fiscal 2016-2018 ("Fiscal 16-18 PSUs") assume payout at target and Fiscal 17-19 PSUs assume payout at threshold.

(4)	Reflects RSUs that vest as follows: 41,318 shares on August 15, 2017; 25,841 shares on August 15, 2018; and 12,689 shares on August 15, 2019.

Cardinal Health | 2017 Proxy Statement	35

Executive Compensation

(5)	Reflects 49,653 Fiscal 15-17 PSUs, 37,578 Fiscal 16-18 PSUs and 19,033 Fiscal 17-19 PSUs.

(6)	Reflects RSUs that vest as follows: 11,180 shares on August 15, 2017; 13,341 shares on September 15, 2017; 7,261 shares on August 15, 2018; and 3,997 shares on August 15, 2019.

(7)	Reflects 13,034 Fiscal 15-17 PSUs, 8,900 Fiscal 16-18 PSUs and 5,710 Fiscal 17-19 PSUs.

(8)	Reflects RSUs that vest as follows: 10,938 shares on August 15, 2017; 10,006 shares on September 15, 2017; 7,182 shares on August 15, 2018; and 3,997 shares on August 15, 2019.

(9)	Reflects 13,034 Fiscal 15-17 PSUs, 8,307 Fiscal 16-18 PSUs and 5,710 Fiscal 17-19 PSUs.

(10)	Reflects RSUs that vest as follows: 7,645 shares on August 15, 2017; 1,779 shares on September 15, 2017; 6,576 shares on August 15, 2018; 3,807 shares on August 15, 2019.

(11)	Reflects 10,976 Fiscal 15-17 PSUs, 8,307 Fiscal 16-18 PSUs and 5,710 Fiscal 17-19 PSUs.

(12)
Reflects RSUs that vest as follows: 5,598 shares on August 15, 2017; 4,678 shares on November 15, 2017; 3,732 shares on August 15, 2018; 4,679 shares on November 15, 2018; and 2,071 on August 15, 2019.

(13)	Reflects 7,448 Fiscal 15-17 PSUs, 4,747 Fiscal 16-18 PSUs and 3,106 Fiscal 17-19 PSUs.
Option Exercises and Stock Vested for Fiscal 2017
The table below shows stock options that were exercised, and PSUs and RSUs that vested, during fiscal 2017 for each of our named executives.

Name	Option Awards				Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Barrett	685,989	(2)	32,061,337	(2)	135,230	11,305,228
Kaufmann	—		—		48,167	3,915,506
Casey	59,180		2,545,598		45,043	3,682,153
Giacomin	62,951		2,892,986		13,911	1,148,123
Morford	—		—		19,324	1,615,486

(1)
This column represents the vesting during fiscal 2017 of PSUs granted during fiscal 2014 for the fiscal 2014-2016 performance period and RSUs granted during fiscal 2014, 2015 and 2016. The number of shares acquired on vesting includes the following PSUs and RSUs deferred at the election of the named executive, net of required withholdings: Mr. Casey—2,939 RSUs; and Mr. Morford—12,401 PSUs and 5,741 RSUs. See “Deferred Compensation” below for a discussion of deferral terms.

(2)	During fiscal 2017, Mr. Barrett exercised an option granted in August 2010, which had an expiration date of August 2017.
Deferred Compensation
Our DCP permits certain management employees, including the named executives, to defer between 1% and 50% of base salary and between 1% and 80% of incentive compensation. In addition, we may make additional matching and non-matching contributions to the deferred balances of participants. We make matching contributions on amounts deferred under the DCP from compensation in excess of $270,000 but not in excess of $370,000 at the same rate as contributions are matched under the 401(k) Savings Plan. We also may credit participants’ accounts with additional, non-matching company contributions in the same amount as company contributions made to the 401(k) Savings Plan based on a percentage of fiscal year compensation in excess of $270,000 but not in excess of $370,000. Company non-matching contributions are made only when we exceed pre-established performance goals. The Compensation Committee selected adjusted non-GAAP operating earnings as the performance measure for fiscal 2017 for company non-matching contributions. We did not exceed the pre-established adjusted non-GAAP operating earnings goal and accordingly did not make any performance-based, non-matching contributions for fiscal 2017.
Each participant may direct the investment of his or her DCP account by selecting notional investment options that generally track publicly available mutual funds and investments and by periodically changing investment elections as the participant deems appropriate. We pay participants’ deferred balances in cash upon retirement, termination from employment, death or total disability. The plan does not qualify under Section 401(a) of the Code and is exempt from many of the provisions of the Employee Retirement Income Security Act of 1974 as a “top hat” plan for a select group of management or highly compensated employees.

36	Cardinal Health | 2017 Proxy Statement

Executive Compensation

Apart from the DCP, a named executive also may defer receipt of shares that otherwise would be issued on the date that PSUs and RSUs vest until after the named executive is no longer employed by Cardinal Health or until a fixed future date.
Nonqualified Deferred Compensation in Fiscal 2017
The table below provides information regarding the named executives’ accounts under our DCP and deferred share arrangements. References to deferred shares in the table below include both PSUs and RSUs.

Name/Award Type	Executive Contributions in Last FY ($)(1)(2)	Cardinal Health Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Barrett
DCP	126,923	8,000	284,198	—	2,388,404
Deferred shares	—	—	—	—	—
Kaufmann
DCP	130,128	7,146	351,567	—	3,250,142
Deferred shares	—	—	(2,019)	—	1,747,824
Casey
DCP	104,504	4,000	4,688	—	434,240
Deferred shares	244,495	—	(21,242)	—	5,210,355
Giacomin
DCP	279,406	7,600	232,420	—	1,782,876
Deferred shares	—	—	—	—	—
Morford
DCP	489,941	7,900	206,622	—	1,436,213
Deferred shares	1,509,233	—	(100,668)	—	5,793,897

(1)
The DCP amounts shown include salary and fiscal 2016 cash incentive awards deferred during fiscal 2017. DCP amounts do not include the following amounts deferred from the fiscal 2017 cash incentive awards that were paid in fiscal 2018: Mr. Kaufmann—$18,661; Mr. Giacomin—$14,179.

(2)
DCP amounts included as contributions in the table and also reported as fiscal 2017 compensation in the Summary Compensation Table of this proxy statement are as follows: Mr. Barrett—$130,923; Mr. Kaufmann—$42,473; Mr. Casey—$0; Mr. Giacomin—$72,196; and Mr. Morford—$17,621.

(3)
We calculate the aggregate DCP earnings based upon the change in value of the investment options selected by the named executive during the year. Aggregate deferred shares earnings are calculated based upon the change in their total value from the first day of the fiscal year (or the vesting date, if later) to the last day of the fiscal year.

(4)
DCP amounts included in the aggregate balance at June 30, 2017 in the table and also reported as fiscal 2016 and 2015 compensation in the Summary Compensation Table of this proxy statement are as follows: Mr. Barrett—$277,077; Mr. Kaufmann—$117,810; Mr. Casey—$0; Mr. Giacomin—$253,706; and Mr. Morford—$51,241.

Cardinal Health | 2017 Proxy Statement	37

Executive Compensation

Potential Payments on Termination of Employment or Change of Control
In many cases, our named executives are eligible to receive benefits after a termination of employment or change of control under the MIP and the 2011 LTIP. The various payments and benefits that would be provided to the named executives under the MIP and 2011 LTIP are discussed in the table below.

	Annual Incentives (MIP)	Long-Term Incentive Plan Awards
Termination for Cause (1)	None.	We may cancel unexercised stock options and unvested stock awards and require repayment of proceeds realized from vested awards for a specified period of time.
Involuntary Termination without Cause
If involuntarily terminated without cause after the beginning of the fourth quarter, the executive receives a prorated incentive payment based upon the length of employment during that fiscal year; if terminated earlier, there is no right to an incentive payment.

If involuntarily terminated without cause after the end of a performance period, the executive receives his PSUs as if he had remained employed through the settlement date; otherwise unvested equity awards are forfeited and the executive must exercise vested stock options within 90 days.

Termination Due to Retirement (2)	Prorated incentive payment based upon the length of employment during that fiscal year.
•
Stock options and RSUs held for at least six months vest, prorated based upon the length of employment during the vesting period, on an accelerated basis and outstanding stock options remain exercisable until the expiration of option term.
•
PSUs held for at least six months vest on the original vesting date, subject to achievement of the performance goals, but the amount is prorated based upon the length of employment during the performance period.

Termination Due to Death or Disability (3)	Prorated incentive payment based upon the length of employment during that fiscal year.
•
Stock options and RSUs held for at least six months vest on an accelerated basis and stock options remain exercisable until expiration of option term.
•
PSUs held for at least six months vest on the original vesting date, subject to achievement of the performance goals.

Change of Control (4)	No effect on amount or timing of any payments.
•
Awards vest on an accelerated basis only if (a) a qualifying termination occurs within two years after a change of control (including a "good reason" termination by the executive or an involuntary termination without cause) or (b) the surviving entity does not provide qualifying replacement awards.
•
In general, if employment terminates within two years after change of control, stock options remain exercisable until the earlier of three years from termination or expiration of option term.
•
The number of PSUs received is based on the actual performance before the change of control and expected performance for the remainder of the performance period.

(1)
A “termination for cause” under the MIP and 2011 LTIP generally means termination of employment for fraud or intentional misrepresentation, embezzlement, misappropriation, conversion of assets or the intentional violation of our written policies or procedures. Mr. Barrett's employment agreement also defines “termination for cause," which is discussed below under “Tables for Named Executives."

(2)
“Retirement” means termination of employment (other than by death or disability or a termination for cause) after attaining either age 55 and at least 10 years of continuous service or, for awards granted after July 1, 2017, age 60 and at least five years of continuous service. None of the named executives currently qualify for retirement

38	Cardinal Health | 2017 Proxy Statement

Executive Compensation

benefits, but Messrs. Barrett, Kaufmann and Morford will each qualify for retirement benefits later in fiscal 2018. We recently amended the 2011 LTIP to provide that for awards granted after July 1, 2017, plan participants will qualify for retirement after they (i) attain either age 53 and at least eight years of continuous service or age 59 and at least four years of continuous service, (ii) are terminated by us without cause and (iii) enter into a separate agreement with us.

(3)
“Disability” exists under the MIP and 2011 LTIP when an executive who is under the regular care of a physician is continuously unable to substantially perform his job or to be employed in any occupation for which the executive is qualified by education, training or experience. Mr. Barrett's employment agreement also defines “disability," which is discussed below under "Tables for Named Executives."

(4)	Under the 2011 LTIP, a “change of control” generally occurs when:

•	a person or group acquires 30% or more of Cardinal Health’s outstanding common shares or voting securities, subject to limited exceptions;

•
during any two-year period, individuals who as of the beginning of such two-year period constituted the Board cease for any reason to constitute at least a majority of the Board, unless the replacement directors are approved as described in the 2011 LTIP;

•
there is a consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of Cardinal Health's assets or another business combination unless (i) after the transaction all or substantially all of the owners of Cardinal Health's outstanding common shares or voting securities prior to the transaction own more than 50% of such securities after the transaction in substantially the same proportions; (ii) no person, subject to certain exclusions, owns 30% or more of the outstanding common shares or voting securities of the resulting entity (unless such ownership level existed before the transaction); and (iii) a majority of the directors of the resulting entity were members of Cardinal Health's Board (including applicable replacements as described above) when the transaction was approved or the transaction agreement was executed; or

•	our shareholders approve a complete liquidation or dissolution of Cardinal Health.
Generally, a termination is for “good reason” if: (a) we materially reduce the employee's total compensation; (b) we materially reduce the employee's annual or long-term incentive opportunities; (c) we materially reduce the employee's duties, responsibilities or authority; or (d) we require the employee to relocate more than 50 miles from his or her office or location.
Mr. Barrett’s employment agreement, and Messrs. Kaufmann, Casey and Giacomin’s confidentiality and business protection agreements, contain non-competition and non-solicitation provisions that, among other things, prohibit these executives from being employed by certain entities that compete with us for a period of two years after termination of employment (the “Restricted Period”). During the Restricted Period, these executives also are prohibited from soliciting on behalf of a competitor the business of any customer or any known potential customer of Cardinal Health. These agreements also prohibit disclosure of confidential information, disparagement and recruitment of our employees.
See also “Potential Impact on Compensation from Executive Misconduct ("Clawbacks”)" at page 34 for a discussion of restrictive covenants under the 2011 LTIP and MIP applicable to each of the named executives.

Tables for Named Executives
The tables below present, for each of the named executives, the potential payments and benefits in the event of termination of employment or a change of control. These potential amounts have been calculated as if the named executive’s employment had terminated or a change of control had occurred as of June 30, 2017, the last day of fiscal 2017, and using the closing market price of our common shares on June 30, 2017 ($77.92).
The tables do not include benefits that are available to all of our salaried employees upon retirement, death or disability, including 401(k) Savings Plan distributions, group and supplemental life insurance benefits and short-term and long-term disability benefits. The amounts reported in the tables below are hypothetical amounts. Actual payments will depend on the circumstances and timing of any termination of employment or change of control. In addition, in connection with any actual termination or change of control transaction, we may determine to enter into agreements or establish arrangements that provide additional benefits or amounts or alter the terms of benefits described below.

Cardinal Health | 2017 Proxy Statement	39

Executive Compensation

The table below describes the potential payments and benefits upon termination of employment or a change of control as of June 30, 2017 for Mr. Barrett.

Executive Benefits and Payments Upon Termination of Employment or Change of Control (1)	Involuntary Termination Without Cause or Termination by the Executive for Good Reason ($)(2)	Termination Due to Death or Disability ($)(3)	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Within Two Years of Change of Control ($)(2)
Cash severance	6,600,000	—	6,600,000
Annual cash incentive	1,980,000	1,980,000	1,980,000
Long-term incentive awards (accelerated vesting) (4)	—	15,483,520	15,483,520
Medical and dental benefits (5)	25,771	25,771	25,771
Interest on deferred payments	50,890	11,744	50,890
Total	8,656,661	17,501,035	24,140,181

(1)	Assumes Mr. Barrett’s compensation to be a base salary of $1,320,000 and that his fiscal 2017 cash incentive payout was at target, or $1,980,000 (actual payout was $0).

(2)
The actual payments made under Mr. Barrett's employment agreement will be reduced to the extent necessary to eliminate any "golden parachute" excise tax under the Code provided that the value of the adjusted payments and benefits is not less than the amount Mr. Barrett otherwise would have received on an after-tax basis.

For purposes of Mr. Barrett’s employment agreement, “cause” means: (a) he willfully fails to perform his duties (other than due to physical or mental illness) for a continuous period; (b) he willfully engages in illegal conduct or gross misconduct that materially harms Cardinal Health; (c) he is convicted of a felony or any crime involving dishonesty or moral turpitude, or makes a guilty or nolo contendere plea; or (d) he materially breaches the covenants in his employment agreement.
A termination by Mr. Barrett is for “good reason” in the following events: (a) the assignment to him of any duties materially inconsistent with his position or duties, or any other action by us that results in a material diminution in his position or duties; (b) any failure by us to comply with any of the compensation provisions contained in his employment agreement; (c) we require him to be based more than 35 miles from Dublin, Ohio and more than 35 miles further from his principal residence at the time than the residence is from Dublin, Ohio; (d) any purported termination by us of his employment other than as expressly permitted by his employment agreement; and (e) any failure by us to comply with our obligation to require any successor entity to assume our employment agreement with him.
Under Mr. Barrett’s employment agreement, if we terminate his employment without cause or he terminates his employment for good reason, then he will receive: (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable in a lump sum within 60 days); (b) a prorated portion of his annual bonus for the fiscal year of the termination (payable at the time annual bonuses are paid to other executives); (c) two times the sum of his annual base salary and target bonus for the fiscal year of the termination (payable in equal monthly installments over 24 months); (d) the ability to exercise all vested stock options for two years following termination (or, if shorter, the end of their stated term), or such longer period as provided in the award agreement; and (e) medical and dental benefits for him and his dependents for two years. If Mr. Barrett terminates his employment without good reason or if we terminate his employment for cause, then he will receive earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable within 30 days).

(3)
Under Mr. Barrett’s employment agreement, “disability” means he is absent from his duties on a full-time basis for at least 120 consecutive days, or an aggregate period of at least 180 days, as a result of incapacity due to mental or physical illness that is determined by a physician to be total and permanent.

If Mr. Barrett’s employment is terminated due to death or disability, he will receive under his employment agreement: (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable in a lump sum within 30 days); (b) a prorated portion of his annual bonus for the fiscal year of the termination (payable at the time annual bonuses are paid to our other executives); and (c) medical and dental benefits for him (in the event of disability) and his dependents for two years. For purposes of the table above, in the event of termination of employment due to death, the medical and dental benefits would be reduced to $16,139.

(4)
Assumes the accelerated vesting of 112,976 PSUs at target, 386,518 stock options and 79,848 RSUs in the event of (a) a change of control with involuntary termination without cause or a termination by Mr. Barrett for "good reason" within two years after the change of control or if the surviving entity does not provide qualifying replacement awards or (b) a termination due to death or disability. We valued the accelerated vesting of stock awards by multiplying the closing price of our common shares on June 30, 2017 by the number of stock awards. We valued the accelerated vesting of stock options as the difference between the closing price of our common shares on June 30, 2017 and the exercise price for each stock option.

(5)
Under Mr. Barrett’s employment agreement, we are required to continue to provide him and his eligible dependents with the same medical and dental benefits coverage he would have been entitled to receive if he had remained an active employee for two years. The amounts reported are based on estimates determined by independent consultants.

40	Cardinal Health | 2017 Proxy Statement

Executive Compensation

The table below describes the potential payments and benefits upon termination of employment or a change of control as of June 30, 2017 for Messrs. Kaufmann, Casey, Giacomin and Morford.

Executive Benefits and Payments Upon Termination of Employment or Change of Control	Involuntary Termination Without Cause ($)	Termination Due to Death or Disability ($)	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Within Two Years of Change of Control ($)
Kaufmann
Cash severance	—	—	—
Annual cash incentive (1)	746,438	746,438	746,438
Long-term incentive awards (accelerated vesting) (2)	—	5,251,021	5,251,021
Total	746,438	5,997,459	5,997,459
Casey
Cash severance	—	—	—
Annual cash incentive (1)	705,014	705,014	705,014
Long-term incentive awards (accelerated vesting) (2)	—	4,915,097	4,915,097
Total	705,014	5,620,111	5,620,111
Giacomin
Cash severance	—	—	—
Annual cash incentive (1)	567,151	567,151	567,151
Long-term incentive awards (accelerated vesting) (2)	—	3,778,979	3,778,979
Total	567,151	4,346,130	4,346,130
Morford
Cash severance	—	—	—
Annual cash incentive (1)	469,328	469,328	469,328
Long-term incentive awards (accelerated vesting) (2)	—	2,962,983	2,962,983
Total	469,328	3,432,311	3,432,311

(1)
Assumes that the annual cash incentive payouts were at the following fiscal 2017 target amounts: Mr. Kaufmann—$746,438 (actual payout was $186,609); Mr. Casey—$705,014 (actual payout was $176,253); Mr. Giacomin—$567,151 (actual payout was $141,788); and Mr. Morford—$469,328 (actual payout was $117,332).

(2)
Assumes the accelerated vesting of long-term incentive awards in the event of (a) a change of control with involuntary termination without cause or a termination by the executive for "good reason" within two years after the change of control or if the surviving entity does not provide qualifying replacement awards or (b) a termination due to death or disability, as follows: Mr. Kaufmann—30,120 PSUs at target, 108,933 stock options and 35,779 RSUs; Mr. Casey—29,527 PSUs at target, 107,427 stock options and 32,123 RSUs; Mr. Giacomin—27,980 PSUs at target, 96,335 stock options and 19,807 RSUs; and Mr. Morford—16,558 PSUs at target, 55,397 stock options and 20,758 RSUs. We valued the accelerated vesting of stock awards by multiplying the closing price of our common shares on June 30, 2016 by the number of stock awards. We valued the accelerated vesting of stock options as the difference between the closing price of our common shares on June 30, 2017 and the exercise price for each stock option.

Cardinal Health | 2017 Proxy Statement	41

Director Compensation
Overview

Decisions regarding our non-management director compensation program are approved by our Board of Directors based on recommendations of our Compensation Committee. The Compensation Committee receives comparative market data and recommendations from its compensation consultant with regard to the structure and amounts of our non-management director compensation. Total non-management director compensation is targeted at the median of the Comparator Group total director compensation.
Compensation Arrangements

The table below shows the elements and amount of compensation that we paid to our non-management directors for fiscal 2017. Our current director compensation arrangements have been in effect since November 2015.

Compensation Element	Amount ($)
Retainer (1)	100,000
RSUs (2)	160,000
Committee chair annual retainers (1):
Audit Committee	20,000
Compensation Committee	15,000
Nominating and Governance Committee	10,000
Lead Director:
Annual retainer (1)	20,000
Annual RSUs	20,000

(1)	Retainer amounts are paid in cash in quarterly installments.

(2)
Each non-management director receives an annual RSU grant on the date of our Annual Meeting of Shareholders. We value the RSUs based on the closing share price on the grant date. RSUs vest one year from the grant date (or on the date of the next Annual Meeting of Shareholders, if earlier) and settle in common shares. We accrue cash dividend equivalents that are payable upon vesting of the RSUs.

Directors may receive additional compensation for performing duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members.
We granted RSU awards to directors during fiscal 2017 under the 2007 Nonemployee Directors Equity Incentive Plan (the "Director EIP"). All unvested RSUs become fully vested upon a “change of control” (as defined under “Potential Payments on Termination of Employment and Change of Control” on page 39) unless the director is asked to continue to serve on the board of directors of the surviving entity or its affiliate and receives a qualifying replacement award.
Following shareholder approval of amendments to the 2011 LTIP at the 2016 Annual Meeting of Shareholders, we will grant future RSU awards to directors under the 2011 LTIP. The 2011 LTIP includes a $600,000 limit on non-management director equity awards and cash compensation for any fiscal year, with an exception for a non-executive chair of the Board.
Directors may elect to defer payment of their cash retainers into our DCP. For directors, deferred balances under the DCP are paid in cash upon termination from Board service, death or disability. A director also may defer receipt of common shares that otherwise would be issued on the date that RSUs vest until termination from Board service.
Our directors may participate in our matching gift program. Under this program and subject to certain restrictions, the Cardinal Health Foundation (our philanthropic affiliate) will match contributions for eligible non-profit organizations.

42	Cardinal Health | 2017 Proxy Statement

Director Compensation

Director Compensation for Fiscal 2017

The non-management directors received the following compensation during fiscal 2017:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
David J. Anderson	100,000	160,000			260,000
Colleen F. Arnold	100,000	160,000			260,000
Carrie S. Cox	100,000	160,000	3,500	(2)	263,500
Calvin Darden	100,000	160,000			260,000
Bruce L. Downey	100,000	160,000	3,000	(2)	263,000
Patricia A. Hemingway Hall	100,000	160,000			260,000
Clayton M. Jones	120,000	160,000			280,000
Gregory B. Kenny	130,000	180,000	6,500	(2)	316,500
Nancy Killefer	100,000	160,000			260,000
David P. King	115,000	160,000			275,000

(1)
These awards are RSUs granted under the Directors EIP. We valued the RSUs by multiplying the closing price of our common shares on the NYSE on the grant date ($65.38) by the number of RSUs awarded. As of June 30, 2017, the aggregate number of shares underlying unvested RSU awards held by each director serving on that date was 2,447 shares, except for Mr. Kenny which was 2,753 shares.

(2)	Represents a company match attributable to a charitable contribution under our matching gift program.

Cardinal Health | 2017 Proxy Statement	43

Proposal 5—Shareholder Proposal to Urge the Board of Directors to Adopt a Policy that the Chairman of the Board be an Independent Director
We received notice that The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, DC 20001, a shareholder owning 75 of our common shares as of April 28, 2017, and Kenneth Steiner, 14 Stoner Ave., Apt 2m, Great Neck, NY 11021, a shareholder owning no less than 500 of our common shares as of April 28, 2017, intend to jointly present the following proposal at the Annual Meeting. The proposed resolution and its supporting statement, for which neither we nor the Board accepts responsibility, are set forth below.
The shareholder proposal and supporting statement read as follows:
Resolved, that shareholders of Cardinal Health Inc. (“the Company” or “Cardinal”), urge the Board of Directors (the “Board”) to take the steps necessary to adopt a policy, with amendments to governing documents as needed, so that, to the extent feasible, the Chairman of the Board shall be an independent director who has not previously served as an executive officer of the Company. The policy should be implemented so as not to violate any contractual obligations and should specify the process for selecting a new independent chairman if the chairman ceases to be independent between annual meetings of shareholders or if no independent director is available and willing to serve as chairman.
SUPPORTING STATEMENT:
The Board’s role, led by its chairman, is to provide rigorous oversight of management to protect the interests of the Company and shareholders. This oversight may be weakened if the chairman is also the chief executive officer--as at Cardinal--or is otherwise not independent from management. Even with robust responsibilities, the lead independent director’s position is inadequate to this task because ultimate responsibility for board leadership remains with the chairman/CEO. An independent chairman can best facilitate effective deliberation of strategy, risk oversight and management accountability.
These considerations are especially critical at Cardinal given the potential reputational, legal and regulatory risks Cardinal faces over its role in the nation’s opioid epidemic, including its history of compliance challenges concerning the distribution of controlled substances. According to the Centers for Disease Control, prescription opioids claim 62 lives a day in this country.

In December 2016, Cardinal agreed to pay $44 million to resolve allegations it violated the federal Controlled Substances Act regarding the distribution of opioids. This settlement with the Department of Justice follows a $34 million penalty in 2008 for similar violations.
In January 2017, Cardinal agreed to pay $20 million to settle a lawsuit from the State of West Virginia, alleging Cardinal violated the law in failing to investigate, report and cease fulfilling suspicious prescriptions in the state. As of April 2017, lawsuits had been filed by a number of West Virginia counties and municipalities alleging similar actions.
According to a Pulitzer-prize winning review of the Drug Enforcement Administration, drug shipping sales by The Charleston Gazette-Mail, Cardinal supplied over 182 million hydrocodone and oxycodone pills between 2007 and 2012 to West Virginian pharmacies, enough for approximately 100 pills for every adult and child in the state.
In April 2017, The Washington Post reported Cardinal was one of the pharmaceutical industry companies being sued by the Cherokee Nation in tribal court for failing to prevent the diversion of pain pills. The lawsuit states in 2015, enough prescription opioids were distributed in the Cherokee Nation for 955 5mg dose pills per adult and child.
In the midst of such scrutiny, an independent chairman is invaluable in providing robust oversight of management and ensuring good communications and credibility with stakeholders.
The Board of Directors' Statement in Opposition to Proposal 5
The Board recommends a vote AGAINST Proposal 5.
Our Board believes that this proposal takes two distinct topics—our Board leadership structure and the nation’s opioid epidemic—and seeks to meld them together to support an unwarranted one-size-fits-all board leadership structure. We believe that it is a crucial responsibility of the Board to thoughtfully consider its leadership structure based upon the circumstances, as opposed to adopting the mandated separation advocated by the proponent. Our current Board leadership structure, comprised of a unified Chairman and Chief Executive Officer and a highly-engaged independent Lead Director with robust responsibilities, has been effective as shown by our strong performance over the past several years and allows us to focus on creating long-term shareholder

44	Cardinal Health | 2017 Proxy Statement

Proposal 5—Shareholder Proposal

value in the constantly-evolving healthcare industry. Through this structure, our Board has also actively and appropriately engaged in overseeing our compliance and opioid anti-diversion programs.
Board oversight of opioid anti-diversion program. Our Board, our Chairman and Chief Executive Officer, and the entire Cardinal Health team care deeply about the devastation opioid abuse is inflicting on our families and communities and we are committed to helping solve this complex national public health crisis. We, like so many others across this nation, have family members, friends and colleagues who have been impacted by the devastating consequences of prescription drug overuse and abuse. We also have family members, friends and colleagues who rely on these medications to address suffering associated with terminal illnesses, painful neurological conditions, severe injuries and recovery from surgeries. We understand and take seriously our responsibility to ensure these medications are available for patients who need them, while maintaining rigorous control processes to prevent their diversion.
We are industry leaders in implementing state-of-the-art controls to combat the diversion of pain medications from legitimate uses. The opioid epidemic is a serious, multi-faceted problem that involves prescribing physicians, regulators, manufacturers, pharmacists and patients. We believe all participants must be active in combating this epidemic. Working together with our dedicated team of 85 anti-diversion specialists, our Board and management have been and remain actively engaged on this issue. We have had a leading role for nearly a decade in pioneering and supporting an impactful prevention and education program to combat opioid abuse and diversion under the umbrella of the Generation Rx program, which we developed in partnership with the Ohio State University School of Pharmacy. Moreover, our opioid anti-diversion program includes state-of-the-art, constantly adaptive, rigorous systems supported by our program specialists, including former Drug Enforcement Administration officials and state diversion regulators, who monitor and investigate suspicious orders using advanced analytics and other tools.
Our Board has been active in its oversight and review of the effectiveness of our opioid anti-diversion program, which includes regular briefings by management. In 2014, in response to a shareholder demand, an independent committee of the Board completed a review of our opioid anti-diversion program utilizing independent counsel. The committee found, among other things, that we had implemented and maintained a robust system of controls to detect and report suspicious orders and that the Board was well informed of those controls. Since that review, the Board has continued to actively focus on the effectiveness of our opioid anti-diversion program and support its continued enhancements through regular oversight reviews with management.

Board leadership structure. The Board, comprised of all independent directors other than Mr. Barrett, is responsible for the selection of the Chairman of the Board. The Board believes that Mr. Barrett is best suited to serve as Chairman because of his unique knowledge of our business, the healthcare industry and our shareholders. The Board ensures strong independent leadership through an active, empowered independent Lead Director and strong engagement from our independent directors. Our independent Lead Director is highly engaged and works closely with Mr. Barrett in developing Board meeting agendas, discussing our strategy and long-term capital deployment, and reviewing materials and other information prepared for the Board. In addition, he chairs regular executive sessions of the independent directors and provides feedback from these meetings to Mr. Barrett and other members of management. He also participates in outreach calls and in-person meetings with investors, and provides their feedback to the Board.
Under our current Board leadership structure and Mr. Barrett’s effective leadership, we have delivered strong performance and are executing a well-developed strategy focused on long-term shareholder value creation in the swiftly-changing healthcare environment. Mr. Barrett understands our long-term investment priorities and has led our company to strong performance since the August 2009 spin-off of CareFusion Corporation, when he became Chairman and Chief Executive Officer. In that time, our compound annual non-GAAP diluted earnings per share growth rate has been 13.4% and our total shareholder return (TSR) has been 272%§, as compared to 180% for the S&P 500 Index. Mr. Barrett possesses a sound customer- and investor-driven perspective and keen knowledge of our business, operations and the regulatory environment, allowing us to respond to rapid market and healthcare changes with a continued focus on our reputation, growth and long-term success. Moreover, as Chairman and Chief Executive Officer, Mr. Barrett sets a powerful “tone from the top” which cascades throughout the organization.
In light of our Board’s active, effective, independent oversight of management, our success navigating through a difficult and rapidly evolving industry environment, and our strong controls and ongoing commitment to work with others to address the opioid crisis, our Board believes the current leadership structure operates effectively. The Board should retain responsibility to select the leadership structure that will best fit our circumstances and serve the best interests of our company and shareholders.
The Board recommends a vote AGAINST this shareholder proposal.

___________

§
Total shareholder return over the period from August 31, 2009, when Mr. Barrett became Chairman and Chief Executive Officer, through June 30, 2017 expressed as a percentage, calculated based on changes in stock price assuming reinvestment of dividends.

Cardinal Health | 2017 Proxy Statement	45

Proposal 6—Shareholder Proposal to Request that the Board of Directors Adopt a Bylaw Provision Restricting Management's Access to Vote Tallies Prior to the Annual Meeting with respect to Certain Executive Pay Matters
We received notice that a shareholder intends to present the following proposal at the Annual Meeting. The proposed resolution and its supporting statement, for which neither we nor the Board accepts responsibility, are set forth below. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, a shareholder owning no fewer than 100 shares of our common shares as of May 11, 2017, submitted this proposal.
The shareholder proposal and supporting statement read as follows:
PROPOSAL 6 – EXECUTIVE PAY CONFIDENTIAL VOTING
Shareholders request our Board of Directors to take the steps necessary to adopt a bylaw that prior to the Annual Meeting, the outcome of votes cast by proxy on certain executive pay matters, including a running tally of votes for and against, shall not be available to management or the Board and shall not be used to solicit votes. Certain maters [sic] include the topic of say on pay and management sponsored or board sponsored resolutions seeking approval of executive pay plans.
This proposal would not prohibit management access to shareholder comments submitted along with shareholder meeting ballots. This proposal is limited to executive pay items. Shareholders could still waive the confidentiality of their ballots on executive pay items – for instance by checking a box on the ballot.
Our management can now monitor incoming votes and then use shareholder money to blast shareholders with costly solicitations on matters where they have a direct self-interest such as such as [sic] the ratification of lucrative stock options and to obtain artificially high votes for their lucrative executive pay.
Our management can now do an end run on the effectiveness of say on pay votes. Instead of improving executive pay practices in response to disapproving shareholder votes, our management can efficiently manipulate the say on pay vote to a higher percentage. Without executive pay confidential voting our management can simply blast shareholders by using multiple professional proxy solicitor firms at shareholder expense (no timely disclosure of the cost) with one-way communication by mail and electronic mail (right up to the deadline) to artificially boost the vote for their self-interested executive pay ballot items.
It is important for shareholders that the company get executive pay right in order to give management the best-focused incentive for long-term shareholder value. Executive pay is not ordinary business.
Please vote to enhance shareholder value:
Executive Pay Confidential Voting - Proposal 6
The Board of Directors' Statement in Opposition to Proposal 6
The Board recommends a vote AGAINST Proposal 6 because it would undermine our ability to engage in constructive outreach and dialogue with our shareholders, it restricts our management’s and Board’s access to routine information regarding our ordinary course processes relating to monitoring of voting results and the conduct of our annual meeting of shareholders, and it is vague as to which executive compensation matters it would cover.
We actively and regularly engage in ongoing, transparent dialogue with shareholders regarding executive compensation and governance matters to best understand shareholder views and concerns. The period leading up to the annual meeting of shareholders is an important time for shareholders to express their concerns and provide feedback to management and the Board on executive compensation. We and our shareholders mutually benefit from this feedback, and this proposal would impair our ability to understand shareholder views on our executive compensation. While our executive compensation has received shareholder support greater than 93% in each of the past five years, our Compensation Committee regularly considers shareholder feedback in its review and assessment of our executive compensation.
The proposal would prevent our management and Board from monitoring voting results and restrict access to routine information regarding our annual meeting processes. This is particularly worrisome during a period when passive investing is on the rise, and public companies are increasingly at a disadvantage in identifying their shareholder base. Preliminary voting information assists us in conducting an informed and productive meeting, including ascertaining which shareholders have not voted. This information would enable us to communicate with those

46	Cardinal Health | 2017 Proxy Statement

Proposal 5—Shareholder Proposal

shareholders, encourage voting, and assist the Board in determining how to best respond to any concerns.
The proposal is vague and confusing to shareholders because it fails to explain when the requested bylaw would or would not apply. For example, it is unclear from the proposal whether the requested bylaw would apply to a shareholder proposal on an executive compensation matter or to an advisory vote on the frequency of

“say-on-pay” executive compensation votes. Shareholders voting on this proposal have no reasonable certainty as to the actions or measures upon which they are voting, and there would be no clarity as to how it would be implemented.
The Board recommends a vote AGAINST this shareholder proposal.
Other Matters
Communicating with the Board

Shareholders and other interested parties may communicate with the Board, any committee of the Board, any individual director or the independent directors as a group, by writing to the Office of the Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017 or sending an e-mail to bod@cardinalhealth.com. Communications from shareholders will be distributed to the entire Board unless addressed to a particular committee, director or group of directors. The Corporate Secretary will not distribute communications that are unrelated to the duties of the Board, such as spam, junk mail, mass mailings, business solicitations and advertisements.
Shareholder Recommendations for Director Nominees

The Nominating and Governance Committee will consider candidates recommended by shareholders for election as director. Shareholder recommendations will be evaluated against the same criteria used to evaluate other director nominees, which criteria are discussed under “Director Qualification Standards” on pages 12 and 13. Shareholders who wish to recommend a candidate may do so by writing to the Nominating and Governance Committee in care of the Office of the Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. To be considered by the Nominating and Governance Committee for consideration at the 2018 Annual Meeting of Shareholders, a shareholder recommendation must be received no later than April 1, 2018.
Recommendations must include, at a minimum, the following information:

•	the name and address of the shareholder making the recommendation;

•	the name and address of the person recommended for nomination;

•	if the shareholder is not a shareholder of record, a representation and satisfactory proof of share ownership;

•
a statement in support of the shareholder’s recommendation, including sufficient information to permit the Nominating and Governance Committee to evaluate the candidate’s qualifications, skills and experience;

•	a description of all direct or indirect arrangements or understandings between the shareholder and the candidate recommended by the shareholder;

•	information regarding the candidate as would be required to be included in a proxy statement filed in accordance with SEC rules; and

•	the candidate’s written, signed consent to serve if elected.
Shareholders who wish to nominate directors directly for election at an Annual Meeting of Shareholders in accordance with the procedures in our Code of Regulations, including under our proxy access provision, should follow the instructions under “Submitting Proxy Proposals and Director Nominations for the Next Annual Meeting of Shareholders" on page 48 and the details contained in our Code of Regulations.

Cardinal Health | 2017 Proxy Statement	47

Other Matters

Submitting Proxy Proposals and Director Nominations for the Next Annual Meeting of Shareholders

If you intend to present a proposal to be included in the proxy statement and form of proxy relating to our 2018 Annual Meeting of Shareholders under Exchange Act Rule 14a-8, we must receive the proposal at our principal executive office not later than the close of business (5:00 p.m. Eastern Time) on May 24, 2018. The proposal should be addressed to our Corporate Secretary at Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. We will not be required to include in our proxy statement or form of proxy a shareholder proposal that we receive after that date or that otherwise fails to meet the requirements for shareholder proposals established by SEC regulations.
If you intend to present a proposal for other business, or a nomination for election to the Board of Directors, at our 2017 Annual Meeting of Shareholders (other than any such proposal included in our proxy statement and form of proxy under Exchange Act Rule 14a-8), you must comply with the notice requirements set forth in our Code of Regulations and such business must be a proper matter for shareholder action. Among other requirements, you must deliver proper written notice to our Corporate Secretary at our principal executive office no earlier than July 11, 2018 and no later than the close of business on August 10, 2018. If the date of the 2018 Annual Meeting of Shareholders is more than 30 days before, or more than 60 days after, November 8, 2018, written notice must be delivered after the close of business on the 120th day prior to the meeting, but before the close of business on the later of the 90th day prior to the meeting or the 10th day after we first publicly announce the date of the meeting.
Our Code of Regulations includes a proxy access provision, under which a shareholder, or a group of up to 20 shareholders, owning at least three percent of our outstanding common shares continuously for at least three years, may nominate and include in our proxy materials director nominees constituting up to the greater of two nominees or 20% of the Board, if the shareholders and the nominees satisfy the requirements specified in our Code of Regulations.
If you intend to request that director nominees be included in our proxy materials under our new proxy access provision, you must comply with the notice and other requirements set forth in our Code of Regulations. Among other requirements, you must deliver proper written notice to our Corporate Secretary at our principal executive office no earlier than April 24, 2018 and not later than the close of business on May 24, 2018. If the date of the 2018 Annual Meeting of Shareholders is more than 30 days before, or more than 60 days after, November 8, 2018, written notice must be delivered after the close of business on the 150th day prior to the meeting, but before the close of business on the later of the 120th day prior to the meeting or the 10th day after we first publicly announce the date of the meeting.
Transfer Agent

Shareholders of record should direct communications regarding change of address, transfer of share ownership, lost share certificates and other matters regarding their share ownership to Computershare Trust Company, N.A., P.O. Box 505000, Louisville,

KY 40233. Our transfer agent may also be contacted via the Internet at www.computershare.com/investor or by telephone at (877) 498-8861 or (781) 575-2879.
Other Information

This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation will be borne by Cardinal Health. In addition to solicitation by mail, proxies may be solicited by our directors, officers and employees in person or by telephone or other means of communication. These individuals will receive no additional compensation for soliciting proxies but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have retained Alliance Advisors at an estimated cost of $16,500, plus reimbursement of expenses, to assist in our solicitation of proxies from brokers, nominees, institutions and individuals. We also will make arrangements with custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and we will reimburse these persons for reasonable expenses they may incur.
If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one set of proxy materials unless you instruct otherwise. This practice is known as “householding,” and is designed to reduce our printing and postage costs. However, if you wish to receive, now or in the future, a separate annual report and proxy statement, you may write to our

48	Cardinal Health | 2017 Proxy Statement

Other Matters

Investor Relations department at 7000 Cardinal Place, Dublin, Ohio 43017, or call the Investor Relations Line at (614) 757-4757. We will promptly deliver a separate copy (free of charge) upon request. If you and other residents at your mailing address are currently receiving multiple copies of annual reports and proxy statements and wish to receive only a single copy, you should contact your broker or bank directly.
By Order of the Board of Directors.

JESSICA L. MAYER
Executive Vice President, Deputy General Counsel and Corporate Secretary
September 21, 2017

Cardinal Health | 2017 Proxy Statement	49

Cardinal Health

**IMPORTANT ANNUAL MEETING INFORMATION**

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

# Admission Ticket

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

## Electronic Voting Instructions

### Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

**Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on November 8, 2017.**

### Vote by Internet

- Go to **www.envisionreports.com/CAH**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

### Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

▼ VALIDATION DETAILS FOR INTERNET AND TELEPHONE VOTING ARE LOCATED IMMEDIATELY BELOW. ▼

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

## Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

**A Proposals — The Board of Directors recommends a vote FOR each of the nominees listed and FOR Proposals 2 and 3, a vote of “1 YEAR” on Proposal 4, and a vote AGAINST Proposals 5 and 6.**

1. Election of directors:

| Nominee | For | Against | Abstain |
|---|---|---|---|
| 01 - David J. Anderson | ☐ | ☐ | ☐ |
| 02 - Colleen F. Arnold | ☐ | ☐ | ☐ |
| 03 - George S. Barrett | ☐ | ☐ | ☐ |
| 04 - Carrie S. Cox | ☐ | ☐ | ☐ |
| 05 - Calvin Darden | ☐ | ☐ | ☐ |
| 06 - Bruce L. Downey | ☐ | ☐ | ☐ |
| 07 - Patricia A. Hemingway Hall | ☐ | ☐ | ☐ |
| 08 - Clayton M. Jones | ☐ | ☐ | ☐ |
| 09 - Gregory B. Kenny | ☐ | ☐ | ☐ |
| 10 - Nancy Killefer | ☐ | ☐ | ☐ |
| 11 - David P. King | ☐ | ☐ | ☐ |

3. Proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers. For ☐ Against ☐ Abstain ☐

4. Proposal to vote, on a non-binding advisory basis, on the frequency of future advisory votes to approve executive compensation. 1 Year ☐ 2 Years ☐ 3 Years ☐ Abstain ☐

5. Shareholder Proposal, if properly presented, to urge the Board of Directors to adopt a policy that the Chairman of the Board be an independent director. For ☐ Against ☐ Abstain ☐

C 1234567890 J N T

1 U P X 3 4 7 6 3 3 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

02OIGF

## 2017 Annual Meeting Admission Ticket

**Cardinal Health, Inc.**
**2017 Annual Meeting of Shareholders**
**November 8, 2017 at 8:00 a.m. Local Time**
**7000 Cardinal Place**
**Dublin, OH 43017**

**Upon arrival, please present this admission ticket and photo identification at the registration desk.**

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

## Proxy — Cardinal Health, Inc.

**Notice of 2017 Annual Meeting of Shareholders**

**7000 Cardinal Place, Dublin, OH 43017**

**This Proxy is Solicited on Behalf of the Board of Directors**

The undersigned hereby appoints George S. Barrett, Craig S. Morford and Jessica L. Mayer, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the common shares, without par value, of Cardinal Health, Inc. held of record by the undersigned at the close of business on September 11, 2017, at the annual meeting of shareholders to be held on November 8, 2017, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

By returning this proxy card, you are conferring upon management the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

**This proxy, when properly executed, will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted FOR each of the nominees listed in proposal 1, FOR proposal 2, FOR proposal 3, for conducting future advisory votes to approve executive compensation every "1 YEAR" on proposal 4, AGAINST proposal 5, AGAINST proposal 6 and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof.**

(Items to be voted appear on reverse side.)

### B Non-Voting Items

**Comments** — Please print your comments below.

**Meeting Attendance**
Mark box to the right if you plan to attend the Annual Meeting. ☐

### C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears above. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
| / / | | |

IF VOTING BY MAIL, YOU MUST COMPLETE SECTION C.